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As filed with the Securities and Exchange Commission on July 21, 2004

Registration Nos. 333-          and 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
JOINT REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LA QUINTA CORPORATION (Exact Name of Registrant as Specified in Its Charter)	LA QUINTA PROPERTIES, INC. (Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Delaware (State or Other Jurisdiction of Incorporation or Organization)
95-3419438 (I.R.S. Employer Identification Number)	95-3520818 (I.R.S. Employer Identification Number)
909 Hidden Ridge, Suite 600 Irving, Texas 75038 (214) 492-6600 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	909 Hidden Ridge, Suite 600 Irving, Texas 75038 (214) 492-6600 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Sandra K. Michel, Esq.
Senior Vice President and General Counsel
La Quinta Corporation
909 Hidden Ridge, Suite 600 909
Irving, Texas 75038
(214) 492-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)	Sandra K. Michel, Esq.
Senior Vice President and General Counsel
La Quinta Properties, Inc.
Hidden Ridge, Suite 600
Irving, Texas 75038
(214) 492-6600
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:
Gilbert G. Menna, P.C.
Scott F. Duggan, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share, of La Quinta Corporation and Class B Common Stock, par value $0.01 per share, of La Quinta Properties, Inc., which are attached and trade together	10,794,926	$8.14	$87,870,697.64	$11,133.22

(1)
Plus such additional number of shares ("Shares") as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization, or other similar event.
(2)
The fee was calculated pursuant to Rule 457(c) under the Securities Act of 1933, and was based on the average of the high and low prices for the Shares on the New York Stock Exchange on July 14, 2004.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 21, 2004

Prospectus

10,794,926 Shares

LA QUINTA CORPORATION
LA QUINTA PROPERTIES, INC.
Paired Common Stock

        The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell, from time to time, up to an aggregate of 10,794,926 paired shares, each comprised of one share of common stock of La Quinta Corporation and one share of Class B common stock of La Quinta Properties, Inc. We refer to these paired shares in this prospectus as the Shares. We will not receive any of the proceeds from the sale of the Shares by the selling stockholders. We are bearing the expenses of registration of the Shares under federal and state securities laws, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders.

        The selling stockholders may sell the Shares in one or more transactions of the type described elsewhere in this prospectus under the heading "Plan of Distribution."

        The Shares are listed on the New York Stock Exchange under the symbol "LQI."

        Investing in the Shares offered hereby involves certain risks. See "Risk Factors" beginning on page 4 of this prospectus.

The date of this prospectus is            , 2004

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
INCORPORATION OF DOCUMENTS BY REFERENCE	1
WHERE YOU CAN FIND MORE INFORMATION	2
PROSPECTUS SUMMARY	3
RISK FACTORS	4
FORWARD LOOKING STATEMENTS	18
ABOUT THE LA QUINTA COMPANIES	20
DESCRIPTION OF SHARES	21
USE OF PROCEEDS	28
MARKET FOR SHARES	28
FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT	28
THE SELLING STOCKHOLDERS	44
PLAN OF DISTRIBUTION	45
LEGAL MATTERS	47
EXPERTS	47

Explanatory Note

        Except as otherwise indicated, when used in this prospectus, the term "LQ Corporation" refers to collectively La Quinta Corporation and those entities owned or controlled by LQ Corporation (but excluding La Quinta Properties, Inc.) and the term "LQ Properties" refers to collectively La Quinta Properties, Inc. and those entities owned or controlled by LQ Properties. References to "we," "us," "our," "the companies," "the La Quinta Companies," "La Quinta" or similar expressions in this prospectus refer collectively to LQ Corporation and LQ Properties, and their subsidiaries, and their predecessor entities for the applicable periods, considered as a single enterprise. The term "Shares," "paired common stock" or "paired shares" means the shares of common stock, par value $0.01 per share, of LQ Corporation that are attached to and trade as a single unit with the shares of Class B common stock, par value $0.01 per share, of LQ Properties.

i

ABOUT THIS PROSPECTUS

        The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus incorporates important business and financial information about LQ Corporation and its controlled subsidiary LQ Properties that is not included in or delivered with this prospectus.

        You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by the La Quinta Companies. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission, or the SEC, allows us to incorporate by reference the information we file with the SEC which means that we can disclose important business and financial information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We incorporate by reference the following documents:

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  Our joint annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

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  Our joint quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 6, 2004;

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  Our joint current report on Form 8-K, filed with the SEC on January 27, 2004;

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  Our joint current report on Form 8-K, filed with the SEC on July 15, 2004; and

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  Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of the initial registration statement of which this prospectus is a part and until the selling stockholders sell all of the Shares.

        You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

The La Quinta Companies
909 Hidden Ridge, Suite 600
Irving, Texas 75038
Attention: Investor Relations
(214) 492-6600

        This prospectus is part of a joint registration statement we filed with the SEC relating to these securities. We have incorporated exhibits into the joint registration statement. You should read the exhibits carefully for provisions that may be important to you. You may refer to the joint registration statement and the exhibits for more information about us and our securities. As permitted by the SEC, this prospectus does not contain all of the information included in the joint registration statement and the accompanying exhibits we filed with the SEC. The joint registration statement and exhibits are available through the SEC's website.

        You should rely on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website on the Internet at www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the New York Stock Exchange because our paired shares are listed on the New York Stock Exchange.

        We maintain a website on the Internet at www.LQ.com. We make available, free of charge, on our website our joint annual report on Form 10-K, joint quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The information on our website is not part of or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

        This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in the Shares.

About The La Quinta Companies

        La Quinta is one of the largest owner/operators of limited service hotels in the United States. We provide clean and comfortable guest rooms at affordable prices in convenient locations. As of March 31, 2004, our system of owned and franchised hotels contained 375 La Quinta Inns® and La Quinta Inn & Suites®, representing approximately 45,000 rooms in 33 states, of which 201 La Quinta Inns and 75 La Quinta Inn & Suites representing approximately 36,000 rooms in 28 states, are owned by us.

        LQ Corporation and LQ Properties are each a Delaware corporation. Our principal executive offices are located at 909 Hidden Ridge, Suite 600, Irving, Texas 75038, and our telephone number is (214) 492-6600. Our Internet address is www.LQ.com. The information on our website does not constitute a part of, nor is it incorporated by reference into, this prospectus.

        Additional information regarding the La Quinta Companies, including our audited financial statements, is contained in the documents incorporated by reference. See "Where You Can Find More Information" on page 2.

Recent Development

        On July 15, 2004, La Quinta Corporation announced that it entered into an asset purchase agreement with certain subsidiaries of The Marcus Corporation. Pursuant to the purchase agreement, La Quinta will purchase substantially all of the assets of Marcus' limited service lodging division, excluding eight joint ventures, for a total purchase price of approximately $395 million in cash, subject to certain adjustments. La Quinta will purchase the real estate and franchise rights and will assume the operation of the Marcus owned properties and the Baymont franchise system. As part of the agreement, La Quinta will acquire 86 Baymont Inns & Suites (including one management contract), seven Woodfield Suites and one Budgetel. In addition, La Quinta will acquire all of the trade rights associated with the Baymont, Woodfield Suites and Budgetel brands, and the current Baymont franchise system of 84 hotels (containing 7,074 rooms). The 178 hotels (containing 16,837 rooms) are located across 32 states, with approximately half of the hotels in the Midwest region of the U.S. La Quinta has obtained a committed financing of $150 million as part of this transaction. This financing and existing cash on hand will fund the purchase price as well as upfront capital expenditures, one-time transaction and integration costs and working capital requirements. The transaction is expected to close later this summer or the early fall, subject to customary closing conditions, consents and approvals.

About The Offering

        This prospectus relates to up to 10,794,926 Shares that may be offered for sale, from time to time, by the selling stockholders named herein. Registration of the Shares does not necessarily mean that all or any portion of the Shares covered by this prospectus will be offered for sale by the selling stockholders.

        The Shares are subject to ownership limitations. See the section below entitled "Description of Shares—Limits on Ownership of Stock and Restrictions on Transfer."

        We have agreed to bear the expenses of registration of the Shares under federal and state securities laws, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders, but we will not receive any proceeds from the sale of any Shares under this prospectus.

RISK FACTORS

        You should carefully consider the following risks before investing in the Shares. You should also refer to and consider all of the information included in or incorporated by reference into this prospectus. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements beginning on page 18 of this prospectus.

Risks Associated with our Industry

        Our strategic focus on our lodging business exposes our investors to risks common in this industry that may adversely affect an investment in our securities, including a number of risks that could have an adverse effect on our business.

        Our economic performance, and consequently the value of our securities, are subject to the risk that if our hotel properties do not generate revenues to meet our operating expenses, including debt service and capital expenditures, our cash flow will be adversely affected. The following factors, common in the lodging industry, may adversely affect the revenues generated by, or expenses incurred by, our hotel properties, including:

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  changes in the national, regional and local general economic climate, including the severity and duration of an economic downturn;

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  weather conditions;

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  competition from comparable hotels, many of which have greater marketing and financial resources than us;

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  the desirability of particular locations;

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  the quality, philosophy and performance of our lodging facility managers and supervisors;

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  changes in product preferences;

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  decreases in the demand for our lodging facilities as a result of technological developments;

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  availability of qualified labor;

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  changes in room rates to meet market conditions or to stimulate demand;

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  increases in our operating costs;

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  capability of our management information systems;

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  the need for capital to reinvest in order to periodically repair and upgrade our lodging facilities;

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  sudden changes in travel patterns caused by factors such as terrorist attacks and United States military action;

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  increases in travel expenses that reduce business and leisure travel; and

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  fluctuating and seasonal demands of business travelers and tourism and the relationship, generally, between supply of and demand for hotel rooms (an oversupply of hotel properties or a reduction in demand for hotel rooms).

        The political and economic climate and other world events affecting safety and security could adversely affect lodging demand and could harm our future revenues and profitability.

        Lodging demand has been, and is expected to continue to be, affected by the public's attitude towards the safety of travel and the international political climate. The military action against Iraq and its aftermath, events such as the terrorist attacks in the United States on September 11, 2001 and the threat of additional attacks, and the resulting political instability and concerns over safety and security aspects of traveling have had a significant adverse impact on lodging demand and may continue to do so in the future. Economic or political changes that reduce disposable income or consumer or business confidence may affect demand for hotel rooms, which in many cases are discretionary purchases. Decreases in lodging demand could lead to price discounting that, in turn, could reduce our revenues and the profitability of our business.

        We operate in a very competitive market, which may limit our operating margins, diminish our market share and reduce our earnings.

        Our hotels generally operate in markets that contain numerous competitors, including a wide range of lodging facilities offering full-service, limited-service and all-suite lodging options to the public. The continued success of our hotels will be substantially dependent upon our ability to compete in such areas at affordable and competitive room rates, quality of accommodations, name recognition, service level and convenience of locations. Additionally, an increasing supply of hotel rooms in our market segment, and consolidations in the lodging industry generally, have resulted in the creation of several large, multi-branded hotel chains with diversified operations, which has increased competition for guests in the markets in which our hotels operate. Moreover, full service hotels have lowered their rates to a level comparable to those of limited service hotels such as ours that, in turn, has further increased competitive pressure in our markets. In the future, competing hotels may provide greater competition for guests than currently exists in our markets and new hotels may enter our markets. All of these competitive factors may limit our operating margins, diminish our market share and reduce our earnings.

        Our business and operations are subject to extensive legislation and other governmental regulation which could result in increased operating costs and reduce our earnings.

        Our lodging business is subject to extensive federal, state and local regulation, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing additional lodging facilities. In addition, our lodging business and hotel operators are subject to laws governing their relationship with employees, including minimum wage and overtime payment requirements, rules pertaining to working conditions, work permit requirements and discrimination and other claims. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees will increase operating costs and, in turn, could reduce our earnings.

        We may also incur significant costs complying with other statutes and regulations, such as the Americans with Disabilities Act, the Exchange Act reporting requirements and New York Stock Exchange regulations. Our hotel properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines by the federal government or damage awards to private litigants. For example, if, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations to and capital expenditures for our hotel properties, including the removal of access barriers, it could increase our expenditures and, in turn, could reduce our earnings. However, we do not know whether existing requirements will change or whether compliance with future requirements will include significant unanticipated expenditures that will affect our cash flow and results from operations.

        We may utilize joint venture partnerships, which we may have limited control over, for hotel acquisitions and/or development.

        We may acquire and/or develop hotel properties through joint ventures with third parties. We currently have two joint ventures that are consolidated with our financial statements. Our share of the aggregate revenue of these two joint ventures for the years ended December 31, 2003 and 2002 was approximately $2,000,000 during each year. Furthermore, at December 31, 2003 and 2002, our share of the assets held by these two joint ventures aggregated approximately $8,000,000. Joint venturers often share control over the operation of the joint venture assets. Actions by a joint venturer could subject such assets to additional risks, including:

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  our joint venturers might have economic or business interests or goals that are inconsistent with our interests or goals;

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  our joint venturers may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

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  our joint venturers could go bankrupt, leaving us liable for their share of joint venture liabilities.

All of the foregoing could diminish our market share and reduce our earnings.

        Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venturers. Also, our joint venturers could take actions binding on the joint venture without our consent.

        Our failure to obtain and maintain proper insurance on our hotel properties and our business could have a material adverse effect on us.

        We are responsible for insuring our hotel properties as well as for obtaining the appropriate insurance coverage to reasonably protect our interests in the ordinary course of business. Additionally, each of our leases and loans typically specifies that comprehensive insurance be maintained on each of our hotel properties, including liability, fire and extended coverage. There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods or terrorist acts, which may be uninsurable or not economically insurable. We will use our discretion in determining amounts, coverage limits, deductibility provisions of insurance and the appropriateness of self-insuring, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. The events of September 11, 2001 and their aftermath have made it difficult to obtain certain types of insurance and are causing the cost of insurance to increase. We may not be able to obtain or renew insurance policies, or, if we are able to obtain or renew our coverage, it may be at a significantly higher cost than our historic experience. As a result, we may carry insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment and, also, may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible for us to use insurance proceeds to replace the property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, that we receive might not be adequate to restore our economic position with respect to such property.

        In addition, insurance coverage for our hotel properties and for casualty losses does not customarily cover damages that are characterized as punitive or similar damages. As a result, any claims or legal proceedings, or settlement of any such claims or legal proceedings that result in damages that are characterized as punitive or similar damages may not be covered by our insurance. If these types of damages are substantial, our financial resources may be adversely affected.

Risks Related to Our Business

        Our hotel properties are geographically concentrated, which exposes our business to the effects of geographically oriented events and occurrences.

        Our hotels are concentrated in the western and southern regions of the United States. Specifically, at March 31, 2004, approximately 38% of our owned rooms are located in ten geographic markets. These ten markets are: Dallas/Ft. Worth; Houston; San Antonio; Denver; Austin; New Orleans; Phoenix; Miami/Ft. Lauderdale; Orlando; and Atlanta. As a result, our hotel properties are subject to the effects of adverse economic and competitive conditions and trends in these regions and markets and we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions than other areas in the United States. The concentration of hotel properties in one region or a limited number of markets may expose us to risks of adverse economic developments that are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors' properties in these markets and potentially higher local property, sales and income taxes in the geographic markets in which we are concentrated. In addition, our hotel properties are subject to the effects of adverse weather conditions, such as hurricanes and tornados, which have, in the past, caused damage, such as flooding, to our hotel properties in specific geographic locations, including in our top ten markets. Depending on the severity of these adverse weather conditions, the damage to our hotel properties could require us to close all or substantially all of our hotel properties in one or more markets for a period of time while the necessary repairs and renovations, as applicable, are undertaken.

        We may be unsuccessful in increasing our cash flow from our company-owned hotels.

        We may not be successful in our strategy of increasing cash flow through increased profit contributions from our company-owned hotels due to the following factors:

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  we may be unsuccessful in controlling costs;

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  demand may not increase for our hotel rooms;

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  we may not be successful in attracting new corporate business and leisure customers; and

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  our marketing and sales efforts may not result in increasing our revenue per available room or RevPAR.

        All of these factors could impede our strategies to increase our cash flow, which could increase our operating costs and could reduce our earnings.

        We must successfully compete for franchisees or our franchising program will not develop into a meaningful component of our business.

        We may not be successful in our strategy of increasing our revenues through the growth of our franchising program. The lodging business is a heavily franchised industry. While the La Quinta brand has been in existence since 1968, we only introduced the franchising program in the fall of 2000. Some of our competitors may have substantially greater marketing and financial resources, greater brand distribution and/or greater financial incentives than we do. We must still compete successfully against these other lodging competitors in order to successfully grow our franchising program and develop it into a long-term meaningful component of our business that increases our revenues. If we are unsuccessful in our efforts to increase our revenues through the growth of our franchise program, it could diminish our market share and reduce our earnings.

        Our franchising program depends upon third party owners/operators who may not fulfill their franchising obligations, including failing to make timely payments to us and failing to maintain quality control over the use of the La Quinta brand.

        The success of our franchise program is dependent upon the manner in which our franchisees adhere to their respective franchise agreements and operating standards, which include:

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  timely payment of royalties and other fees;

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  ongoing capital expenditures and maintenance; and

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  proper usage and protection of the La Quinta brand and related trademarks.

        In addition, while we have contractual controls over each franchisee, we do not have control over the day-to-day operations of franchisees. As a result, third-party franchisees may not appropriately use and protect our La Quinta brand, which may decrease its value or expose it to legal challenges.

        Our strategy of developing and redeveloping lodging properties may not generate the economic returns we expect.

        Our strategy includes current and future development and redevelopment activities. These activities are subject to risks because, among other reasons:

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  we may be unable to proceed with the development and redevelopment of properties if we cannot obtain financing upon terms that are favorable to us or at all;

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  we might not find appropriate, strategically located properties at commercially reasonable prices;

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  our redevelopment efforts may not produce the desired operating results;

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  developed properties may not meet stipulated minimum returns; and

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  we may be unable to obtain, or may be delayed in obtaining, required building permits and authorizations.

        In addition, we may from time to time experience shortages of materials or qualified trades people or substantial increases in the cost of certain construction materials or labor. This may result in longer than normal construction and remodeling periods, loss of revenue and increased costs.

        Furthermore, we generally rely heavily on local contractors, who may be inadequately capitalized or understaffed. The inability or failure of one or more local contractors to perform its obligations may result in construction or remodeling delays, increased costs and loss of revenue. As a result, we may not increase our revenues or generate expected cash flows from the development or redevelopment of lodging properties.

        We may be unsuccessful in identifying and completing acquisition opportunities for other lodging properties, lodging companies and/or brands, which would limit our ability to implement our long-term growth strategies and may result in significant costs that may not be allocated to successful acquisitions.

        We compete with other lodging and leisure companies for potential lodging properties, lodging companies and/or brand acquisition opportunities. Some of these competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay. These entities may be able to accept more risk than we choose to manage, including risks of a company's creditworthiness, brand identification or geographic location. Competition may generally reduce the number of acquisition opportunities that we believe are suitable. In addition, competition for properties may increase the cost of acquiring lodging properties, lodging companies and/or brands.

        We also may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions that we are subsequently unable to complete. These significant costs could materially impact our operating results, as they would generally be expensed in the time period during which they are incurred. In addition, our management's attention to acquisitions that we subsequently do not complete would divert their attention from our business, as well as other potential growth opportunities, which could materially impact our operating results and limit our ability to achieve our long-term growth strategies.

        If we make any acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.

        If appropriate opportunities become available, we might attempt to acquire additional lodging properties, lodging companies and/or brands that we believe fit our asset and operating profiles. Currently, however, except for our proposed acquisition of Marcus' limited service lodging business, we are not a party to any definitive acquisition agreements. If we pursue any additional acquisition opportunities, the process of negotiating the acquisition and integrating an acquired lodging property, lodging company and/or brand might result in operating difficulties and substantial expenditures and might require significant management attention that would otherwise be available for the ongoing development of our business. Moreover, we might never realize the anticipated benefits of any acquisitions. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or impairment expenses related to goodwill and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

        Investment returns from our acquisition of other lodging properties, lodging companies and/or brands may be lower than anticipated.

        Even if we are able to successfully identify and acquire other lodging properties, lodging companies and/or brands, these new acquisitions may fail to perform as expected or we may be unable to make acquisitions on favorable terms. Additionally, we may underestimate the costs necessary to bring an acquired property up to the standards established for its intended market position or the costs to integrate an acquired lodging property, lodging company and/or brand with our existing operations. This can increase our operating costs that, in turn, could reduce our earnings.

        We may not be able to complete our pending acquisition of Marcus' limited service lodging business, in which case we will have incurred substantial expenses without realizing the expected benefits.

        Our pending acquisition of Marcus' limited service lodging business is subject to several closing conditions, certain of which are outside of our control. As a result, we cannot assure you that the acquisition will occur. We have incurred, and expect to continue to incur, substantial expenses in connection with this acquisition. If the acquisition does not occur, we will have incurred substantial expenses without realizing the offsetting benefit.

        If our pending acquisition of Marcus' limited service lodging business is completed, integration of operations may be difficult and may lead to adverse effects.

        The success of our pending acquisition of Marcus' limited service lodging business, if it is completed, will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating Marcus' limited service lodging business with our business. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Marcus' limited service lodging business. The integration of a division of one company with and into another independent company is a complex, costly and time-consuming process. The difficulties of combining the operations of these companies include among others:

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  coordinating sales, distribution and marketing functions;

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  preserving the important licensing, distribution, marketing, customer and other relationships of Marcus' limited service lodging business;

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  minimizing the diversion of management's attention from ongoing business concerns;

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  preserving the business' goodwill with the existing Baymont franchisees; and

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  coordinating geographically separate organizations.

        We may not accomplish this integration smoothly or successfully. The diversion of the attention of our management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the acquisition and adversely affect our other businesses.

        We depend on our key personnel for the future success of our business and the loss of one or more of our key personnel could have an adverse effect on our ability to manage our business and implement our growth strategies.

        Our future success and our ability to manage future growth depend, in large part, upon the efforts and continued service of Francis W. Cash, our President and Chief Executive Officer, and of the other members of our senior management team. Although we have entered into an employment agreement with each of Mr. Cash and the other members of our senior management team, there is no guarantee that Mr. Cash or the other members of our senior management team will remain employed with us. Mr. Cash and our senior management team are particularly important to our future success due to their substantial experience in the lodging industry. On average, our senior management team members have approximately 25 years of experience in lodging and lodging-related industries. It could be difficult for us to find replacements for our key personnel, as competition for such personnel is intense. The loss of services of one or more members of our senior management team could have an adverse effect on our ability to manage our business and implement our growth strategies. Further, such a loss could be negatively perceived in the capital markets, which could reduce the value of our securities.

        Changes in market conditions could adversely affect the market price of our securities.

        As with other securities, the value of our securities depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our securities are the following:

  •
  the extent of investor interest in us;

  •
  the attractiveness of our securities in comparison to other securities, including securities issued by other real estate-based or lodging companies;

  •
  our financial performance; and

  •
  general stock and bond market conditions.

        The market value of our securities is based primarily upon the market's perception of our growth potential, including current and potential future earnings and cash flow, the value of our assets, including real estate and the La Quinta brand, and our current debt levels. Additionally, if our future earnings are less than expected, it is likely that the market price of our securities will decrease.

        We are exposed to litigation that could result in considerable financial liabilities and limitations on the use of certain trademarks.

        If we are not successful in defending or reaching a settlement with respect to the litigation currently pending against us, including an intellectual property infringement claim for the use of the trademark "La Quinta," we could be exposed to considerable financial liabilities, significant portions of which may not be recoverable from our insurance providers. With respect to our intellectual property infringement claim, an estimate of the possible range of loss cannot be made.

        If the payment of a material sum of money by us were to occur, in connection with any of these material litigation matters, there could be a material adverse effect on our financial condition. Any judgment against us involving intellectual property infringement decisions could also include an injunction prohibiting or limiting the use of our trademarks.

Risks Related to Our Debt

        Our substantial indebtedness could adversely affect our financial health.

        We have now and will continue to have a significant amount of indebtedness. On March 31, 2004, we had total indebtedness of approximately $875,610,000. Our substantial indebtedness could have important consequences to holders of our securities. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, marketing, franchising and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds.

        Our senior credit facility and other debt agreements contain certain financial covenants that we may not meet and, if violated, could limit our ability to continue to borrow under the facility and, under certain circumstances, could accelerate the amount due under the facility and result in the acceleration of all our outstanding indebtedness.

        We will depend upon our senior credit facility for a portion of our operating funds. This senior credit facility matures in April 2007, subjects us to certain financial covenants, and includes restrictions on our ability to engage in certain activities. Our debt securities also contain financial covenants, restrictions and limitations on our ability to incur indebtedness. Several factors, including the economic downturn, terrorist attacks and their aftermath and the military action in Iraq and its aftermath, have had an adverse effect on the lodging business. Accordingly, there is a risk that we may not meet one or more of these financial covenants in the future as a result of these factors. If we violate or fail to comply with any of the financial or other covenants in our senior credit facility or debt securities, there may be a material adverse effect on us. Most notably, we may be unable to borrow additional funds under our senior credit facility and the outstanding debt under our senior credit facility and debt securities could become immediately due. If we do not satisfy a covenant under our senior credit facility, we intend to request a waiver or amendment from our bank group. If the lenders under our senior credit facility do not agree to such a waiver or amendment, an event of default under our senior credit facility would occur and the outstanding debt under our senior credit facility could become immediately due, which in turn could result in the acceleration of all of our outstanding indebtedness.

        We may have to rely on external sources of capital to repay our debt and to pursue our strategic objectives. If we are unable to access such external sources of capital, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our revenue and operating income.

        We may have to rely on third-party sources of capital in order to repay our debt, fund capital expenditures and otherwise pursue our strategic objectives. These external sources of capital may not be available on favorable terms or at all. Our access to third-party sources of capital depends upon a number of factors, including general market conditions, the market's perception of our growth potential and risk characteristics of our underlying business operations, our overall debt levels, our current and potential future earnings and cash flow and the market price of our securities. Moreover, additional equity offerings may result in the substantial dilution of our stockholders' interests and additional debt financings may further leverage us. If we are unable to access third-party sources of capital on terms favorable to us, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce our future revenue and operating income.

        Rising interest rates would increase our interest costs and reduce our earnings.

        We may incur indebtedness that bears interest at variable rates. Accordingly, if we do incur such indebtedness and short-term interest rates increase, so will our interest costs, which would adversely affect our earnings, cash flow, our ability to service debt and our ability to re-invest in our operations. We may also incur indebtedness that bears interest at fixed rates. If future long-term rates increase prior to such debt issuance, our interest expense would be higher.

        If our 7.114% Notes remain outstanding after August 2004, we will incur additional costs.

        If our 7.114% Notes remain outstanding after August 15, 2004, the interest rate on our 7.114% Notes will increase by "a spread amount," as defined in the applicable indenture. Our 7.114% Notes will remain outstanding after August 15, 2004 if a third party (referred to as the Call Holder) exercises its option to purchase the 7.114% Notes for the principal amount of $150,000,000 and we do not exercise our option to repurchase the 7.114% Notes at a price equal to the greater of par or the fair value of the 7.114% Notes. In this case, our 7.114% Notes will remain outstanding at an increased interest rate until their stated maturity of August 15, 2011. The estimated fair value for the repurchase of the 7.114% Notes was approximately $182,700,000 and $176,500,000 at March 31, 2004 and December 31, 2003, respectively. Accordingly, if the option to purchase the 7.114% Notes is exercised by the Call Holder, we will incur either additional interest costs above the current 7.114% interest rate or additional costs to repurchase at fair value (as noted above) the 7.114% Notes in August 2004, which could adversely affect our earnings, cash flow, our ability to service debt and our ability to re-invest in our operations. If the 7.114% Notes remain outstanding after August of 2004, our additional interest costs above the current 7.114% rate will be dependent upon, among other factors, our credit risk as of August 2004 as measured by the interest rate spread between a risk free rate and our interest cost for a comparable maturity. The cost to us to repurchase the 7.114% Notes at fair value in August 2004 will primarily be determined by the seven year Treasury Rate as of August 2004. Because subsequent events between March 31, 2004 and August 15, 2004 may significantly alter our credit risk or the seven year Treasury Rate, no assurance can be given that the cost to us to repurchase the 7.114% Notes or the interest rate we would pay on the 7.114% Notes after August 2004 will not have a material adverse effect on our financial condition.

        To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, including those that are beyond our control.

        Our ability to make debt service payments, to refinance our indebtedness and fund planned capital expenditures, marketing, franchising and development activity will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is, among other things, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        If our business does not generate sufficient cash flow from operations, or future borrowings are not available to us under our senior credit facility or otherwise in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before maturity. However, we may be unable to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all. In that case, we will not be able to repay our indebtedness. Our failure to make the required interest and principal payments on our indebtedness would result in an event of default under our senior credit facility, which may result in the acceleration of all of our outstanding indebtedness.

Risks Associated With Our Investment in Real Estate

        Real estate investments are subject to numerous risks.

        Because we own hotels and own and lease other real property generally affiliated with or adjacent to our hotels, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors, many of which are beyond our control, affect income from properties and real estate values, including:

  •
  changes in national economic conditions;

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  changes in local economic conditions and neighborhood characteristics;

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  changes in interest rates;

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  changes in the availability, cost and terms of loans;

  •
  the impact of present or future environmental legislation and compliance with environmental laws;

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  the ongoing need for capital improvements, particularly in older structures;

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  changes in other operating expenses;

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  increases in the real property taxes that we pay;

  •
  the failure of our tenants to perform their obligations under their leases;

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  adverse changes in governmental rules and fiscal policies;

  •
  condemnation and adverse changes in zoning laws;

  •
  civil unrest, war or terrorist attacks;

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  acts of God, including earthquakes and other natural disasters (that may result in uninsured losses); and

  •
  other factors.

        Any of these factors could impact the amount of income earned and capital appreciation generated by a hotel property, as well as expenses incurred. For example, from time to time we evaluate our hotels to determine whether renovation and/or on-going maintenance work is required. For the year ended December 31, 2003, we expended approximately $33,429,000 in cash for capital improvements related to our lodging properties and we may undertake more renovations in the future. Renovations to our hotels may be expensive and may require us to close all or a portion of the hotels to customers. As a result, renovations may increase our expenses and reduce our cash flows and our revenues.

        Furthermore, our other operating expenses are primarily comprised of property taxes and insurance expense. If property taxes increase as a result of changes in tax laws or if insurance premiums increase, then our other operating expenses will also increase.

        We have leasing arrangements with various tenants who operate restaurants on our properties. The terms of these leases vary between one year and over fifteen years and, for the twelve months ended December 31, 2003, the leases generated approximately $5,891,000, or approximately 1% of our total revenues. If these leasing arrangements terminate, there is no guarantee that we will be able to enter into other arrangements on similar terms.

        The illiquidity of real estate as an investment limits our ability to sell hotel properties quickly in response to market conditions.

        Real estate investments are relatively illiquid and, therefore, cannot be purchased or sold rapidly in response to changes in economic or other conditions. Buyers may not be identified quickly or be able to secure suitable financing to consummate a transaction or we may not be able to sell hotel properties on terms favorable to us. Furthermore, sales of certain appreciated hotel properties could generate material adverse tax consequences, which may affect our ability to sell hotel properties in response to market conditions and adversely affect our ability to generate cash flows.

        We are subject to real property taxes, which are subject to significant changes by taxing authorities, which could increase our operating expenses.

        Our hotel properties are subject to real property taxes. The real property taxes may increase or decrease as property tax rates change and as the values of properties are assessed and reassessed by taxing authorities. Real property taxes may increase even if property level cash flows substantially decrease. As a result, increases in property taxes may increase our operating costs and decrease our net income.

        Potential liability for environmental contamination could result in substantial costs or restrictions on the use of our hotel properties, which could decrease our revenue, increase our operating costs or increase our capital expenditures.

        Environmental problems are possible and can be costly. It could be discovered that some of our properties are not in compliance with applicable environmental laws. Additionally, under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of those particular real estate properties. If unidentified environmental problems arise, we may have to make substantial payments, which could significantly increase our operating costs and reduce our earnings because:

  •
  as owner or operator, we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

  •
  the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

  •
  even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

  •
  governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

        These costs could be substantial and, in extreme cases, could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination and, therefore, we could bear the costs of removing these liens.

        The presence, maintenance and removal of asbestos in our hotel properties could result in fines and penalties.

        Environmental laws also govern the presence, maintenance and removal of asbestos. We have determined that some of our hotel properties have asbestos containing materials and we have taken appropriate action as and when necessary. Such laws require that, as owners or operators of buildings containing asbestos, we must:

  •
  properly manage and maintain the asbestos;

  •
  notify and train those who may come into contact with asbestos; and

  •
  undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

        Such laws may impose fines and penalties on us if we fail to comply with these requirements and may allow third parties to seek recovery for personal injury associated with exposure to asbestos fibers, which could significantly increase our operating costs and reduce our earnings.

        The existence of mold in our hotel properties could result in substantial costs or restrictions on the use of our properties.

        We have discovered that some of our hotel properties have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. Some molds are known to produce toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms in certain individuals including allergic or other reactions. The presence of mold at our properties has required us to undertake a remediation program to remove the mold from the affected properties. With the exception of one hotel property, the cost of remediation to date has not been material, however, such cost may substantially increase if we discover mold in our other properties, or if costs related to mold such as legal and insurance expense continue to increase rapidly, which could significantly increase our operating costs and reduce our earnings.

Risks Associated with LQ Properties and its Status as a REIT

        Failure of LQ Properties to qualify as a real estate investment trust, or REIT, would cause it to be taxed as a corporation, which would expose us to serious tax consequences and could substantially reduce any funds available for payment of dividends.

        If LQ Properties fails to qualify as a REIT for federal income tax purposes, it will be taxed as a corporation with the attendant consequences described below. While we intend to operate LQ Properties in a manner that will allow it to continue to qualify as a REIT, we cannot assure you that LQ Properties is qualified as such, or that it will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. The complexity of the Internal Revenue Code provisions governing REITs is greater in the case of a REIT that owns hotels and leases them to a corporation of which it is a subsidiary. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

        If LQ Properties fails to qualify as a REIT, we could face serious tax consequences that could substantially reduce, or possibly eliminate, our available funds for, among other things, the payment of dividends to holders of our securities for each of the years involved, because LQ Properties:

  •
  would not be allowed a deduction for any dividends paid to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

  •
  could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

  •
  unless entitled to relief under statutory provisions, could not elect to be subject to tax as a REIT for four taxable years following the year that it was disqualified.

        LQ Properties is subject to some taxes even if it qualifies as a REIT.

        Even if LQ Properties qualifies as a REIT, it is subject to some federal, state and local taxes on its income and property. For example, LQ Properties pays taxes on certain undistributed income and is subject to a 100% tax on net income derived from "prohibited transactions." LQ Properties may also be taxed on all or a portion of the gain recognized from the sale of assets acquired from La Quinta Inns, Inc. as a result of the July 1998 merger of La Quinta Inns, Inc. with and into LQ Properties. LQ Properties is also subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by LQ Properties with respect to any calendar year are less than the sum of:

  •
  85% of LQ Properties' ordinary income for that year;

  •
  95% of LQ Properties' capital gain net income for that year; and

  •
  100% of LQ Properties' undistributed income from the prior year.

        Additionally, LQ Properties' income derived from properties located in some states is subject to local taxes.

        LQ Properties may need to borrow money in the future to meet its minimum distribution requirements and to continue to qualify as a REIT.

        LQ Properties' ability to make distributions to stockholders could be adversely affected by increased debt service obligations if it needs to borrow money in the future in order to maintain its REIT qualification. For example, differences in timing between when LQ Properties receives income and when it has to pay expenses could require LQ Properties to borrow money to meet the minimum distribution requirements applicable to REITs. The incurrence of large expenses also could cause LQ Properties to need to borrow money to meet this requirement. LQ Properties might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. However, there is no assurance that we will be able to obtain additional money or that we may borrow such money on favorable terms.

        Tax legislation could affect the value of the Shares.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003, referred to as the Jobs and Growth Tax Act, generally reduces to 15% the maximum marginal rate of tax payable by domestic non-corporate taxpayers on dividends received from a C corporation. This reduced tax rate does not apply to dividends of ordinary income paid to domestic non-corporate taxpayers by a REIT, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders are still generally subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level income tax, the reductions in the rate at which individuals pay tax on dividend income from C corporations effected by the Jobs and Growth Tax Act may adversely affect the value of the stock of REITs in general or of the Shares in particular, either in terms of price or relative to other investments. Future tax legislation could also adversely affect the value of the Shares by reducing the perceived tax advantage of investing in a REIT compared to investing in a C corporation engaged in similar activities.

Risks Relating to an Investment in our Paired Common Stock

        Provisions of our charters and bylaws could inhibit changes in control that could be beneficial to our stockholders.

        Certain provisions of our charters and bylaws may delay or prevent a change in control or other transactions that could provide our stockholders with a premium over the then-prevailing market price of their paired common stock or that might otherwise be in their best interest. In addition to staggered boards of directors, our charters generally prohibit ownership, directly, indirectly or beneficially, by any single stockholder of more than 9.9% of our equity stock. We refer to this limitation as the "ownership limit." Our boards of directors may waive or modify the ownership limit with respect to one or more persons if they are satisfied that ownership in excess of this limit would not jeopardize LQ Properties' status as a REIT for federal income tax purposes. Shares owned in violation of the ownership limit will be treated as "excess stock" and will be subject to loss of rights to distributions and voting and other penalties. The ownership limit may also have the effect of inhibiting or impeding a change in control. These restrictions on transferability and ownership also will not apply if our boards of directors determine that it is no longer in the best interest of LQ Properties to attempt to qualify, or to continue to qualify, as a REIT.

        There is a possibility that there will be amendments to or elimination of the pairing arrangement, which may, in turn, impact LQ Properties' status as a REIT.

        Each share of Class B common stock of LQ Properties is attached to and trades together with the common stock of LQ Corporation. Under LQ Corporation's and LQ Properties' charters, the respective boards of directors may modify or eliminate this pairing arrangement without the consent of its respective stockholders at any time if that board of directors no longer deems it in the best interests of LQ Corporation and LQ Properties, as the case may be, for their shares to continue to be attached and trade together. At this time, neither board of directors has determined the circumstances under which the pairing arrangement would be terminated. However, circumstances that the respective boards might consider in making such a determination may include, for example, the enactment of legislation that would significantly reduce or eliminate the benefits of our current structure. With respect to such determination, the respective board of directors must fulfill at all times its respective fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the respective board of directors would terminate the pairing arrangement.

        If the La Quinta boards of directors were to terminate the pairing arrangement, LQ Properties' status as a REIT may also be terminated, subjecting its taxable income to federal taxation at regular corporate rates, which could reduce our earnings.

        The Class B common stock may be redeemed for nominal value at any time, including prior to the time when the Class B common stock becomes eligible for dividends, subject to certain important limitations.

        LQ Properties may redeem the Class B common stock for nominal value provided that the Class B common stock remains paired with the common stock of LQ Corporation and that no additional shares of Class B common stock are outstanding and unpaired. Although in form such redemption price is nominal, the redemption mechanic is designed to cause the holders of the Class B common stock to transfer such stock to LQ Corporation as a capital contribution, with a corresponding increase in the value of their existing common stock of LQ Corporation. LQ Properties may exercise its redemption right at any time, including prior to 2005 when the Class B common stock becomes eligible to receive dividends. If the Class B common stock is redeemed prior to 2005, holders of the Class B common stock will not have received any tax-advantaged dividends.

        LQ Properties' board of directors could terminate LQ Properties' status as REIT and LQ Properties' taxable income would then be subject to federal income taxation resulting in an increase to its liabilities for taxes.

        The LQ Properties' board of directors could terminate LQ Properties' status as a REIT without the consent of its stockholders. Under the LQ Properties' charter, the board of directors of LQ Properties may terminate its REIT status at any time if the board of directors no longer deems it in the best interests of LQ Properties to continue to qualify under the Internal Revenue Code as a REIT. The board of directors of LQ Properties has not yet determined the circumstances under which LQ Properties' status as a REIT would be terminated. However, circumstances that the board may consider in making such a determination may include, for example:

  •
  the enactment of new legislation that would significantly reduce or eliminate the benefits of being a REIT; or

  •
  LQ Properties no longer being able to satisfy the REIT requirements.

        With respect to this determination, the board of directors must fulfill at all times its fiduciary duties and, therefore, it is not possible to predict at this time the future circumstances wherein the board of directors would terminate LQ Properties' status as a REIT.

        If LQ Properties' REIT status is terminated, its taxable income will be subject to federal income taxation (including any applicable alternative minimum tax) at regular corporate rates. Although LQ Properties has, as of December 31, 2003, federal net operating loss carryforwards of approximately $178,400,000 that may be available to reduce its taxable income, its liabilities for taxes would increase if it no longer qualifies as a REIT.

        Because we do not currently pay dividends on our paired common stock and cannot begin paying dividends on LQ Properties' Class B common stock until 2005, stockholders would primarily benefit from an investment in our paired common stock only if it appreciates in value.

        We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends on our paired common stock until 2005 when we may begin paying dividends of up to $0.10 per share on LQ Properties' Class B common stock in preference to its Class A common stock that is currently held by LQ Corporation. As a result, the success of an investment in the Shares will depend substantially upon future appreciation. There is no guarantee that the Shares will appreciate in value or maintain their current value.

FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus that are not historical facts constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "estimates," "projects," and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements.

        We have used forward-looking statements in a number of parts of this prospectus. These forward-looking statements may include statements regarding the intent, belief or current expectations of the companies or their respective directors or officers with respect to the matters discussed in this prospectus. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results, or the timing of events to differ materially from those described in the forward-looking statements.

        We have included a discussion of some of these risks and uncertainties in this prospectus within the section entitled "Risk Factors". The risks and uncertainties described within this section include those related to our lodging business, our investments in real estate, our status as a REIT, our capital expenditures and requirements, our corporate structure and our debt and liquidity needs as well as risks and uncertainties related to our industry, the economy, the aftermath of United States military action in Iraq, further terrorist attacks on the United States and global affairs. We have discussed these risks and uncertainties in detail within this section and encourage you to read them in their entirety in order to understand the risks and uncertainties that can affect our forward-looking statements as well as our business generally.

        Given the risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements that may be made in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other changes.

        You should carefully review all of these risk factors, and you should be aware that there may be other factors that could cause such differences.

ABOUT THE LA QUINTA COMPANIES

General

        La Quinta is one of the largest owner/operators of limited service hotels in the United States. We provide clean and comfortable guest rooms at affordable prices in convenient locations. We own and operate hotels under our proprietary La Quinta brand. In addition, we franchise our brand to independent owner/operators. Our trade names, trademarks and service marks include La Quinta®, La Quinta Inns®, La Quinta Inn & Suites®, and Returns®. As of March 31, 2004, our system of owned and franchised hotels contained 375 La Quinta Inns and La Quinta Inn & Suites, representing approximately 45,000 rooms in 33 states. As of March 31, 2004, we owned and operated 201 La Quinta Inns (including 6 La Quinta Inns that are located on land we lease from third parties) and 75 La Quinta Inn & Suites representing approximately 36,000 rooms in 28 states.

        We strive to design hotels that attract both business and leisure travelers seeking consistently clean and comfortable rooms that are generally comparable to those of mid-priced, full service hotels, but at lower average room rates. We believe that by not providing full service, management-intensive facilities and services, such as in-house restaurants, cocktail lounges or room service, that typically carry high fixed costs and low margins, we are able to deliver a product that satisfies our customers' needs and price expectations, while also permitting us to concentrate on the high-margin nature of our business of renting clean and comfortable hotel rooms to our guests.

        In late 2000, we initiated a program to license the use of our La Quinta brand through franchising. Our franchising activities include both the franchising of newly constructed hotel properties, as well as the conversion of existing hotel properties that meet our quality specifications. We currently operate our franchising program through La Quinta Franchising LLC, a wholly owned subsidiary of La Quinta Inns, Inc. As of March 31, 2004, our franchisees operated 52 La Quinta Inns and 47 La Quinta Inn & Suites representing over 8,900 rooms under our brands.

        Our primary focus is the lodging business. Our key strategies include increasing profits from our company-owned hotels, growing our franchising program and selectively investing our available capital to pursue development and redevelopment opportunities and strategic acquisitions to expand our brand offering and/or geographic territory.

Organizational Structure

        La Quinta Corporation and its Subsidiaries.    LQ Corporation was incorporated in the State of Delaware on August 23, 1979. LQ Corporation operates and manages hotel properties that it leases from its controlled subsidiary, LQ Properties. In addition, our franchising program is operated through subsidiaries of LQ Corporation. Our trademarks are owned by La Quinta Worldwide, LLC (a consolidated subsidiary owned by LQ Properties) and licensed for use by several of our subsidiaries, including La Quinta Inns, Inc. and La Quinta Franchising LLC. The common stock of LQ Corporation and the Class B common stock of LQ Properties are attached and trade together and may be held or transferred only in units consisting of one LQ Corporation common share and one LQ Properties Class B common share.

        La Quinta Properties and its Subsidiaries.    LQ Properties is a controlled subsidiary of LQ Corporation and is a self-administered REIT that was incorporated in the State of Delaware on August 23, 1979. All of our company-owned hotels are owned by LQ Properties (or one or more of its direct and indirect subsidiaries) other than two La Quinta Inn & Suites which are owned by a subsidiary of LQ Corporation and two La Quinta Inns which are owned by joint ventures in which subsidiaries of LQ Corporation own a controlling interest and operate these hotels. Due to certain tax laws restricting REITs from deriving revenues directly from the operations of hotels, our hotel properties are leased to LQ Corporation.

Additional Information

        For a more complete description of our business and properties, you should refer to our joint annual report on Form 10-K for our fiscal year ending December 31, 2003, our most recently completed fiscal year as of the date of this prospectus.

DESCRIPTION OF SHARES

        The following is a description of the material terms and provisions of the Shares. You should read our charters and bylaws in their entirety before you purchase any Shares.

Pairing Arrangement

        The terms of the LQ Corporation common stock and the LQ Properties Class B common stock currently require that shares of common stock of LQ Corporation and shares of Class B common stock of LQ Properties are transferable and tradable only in combination as units, each unit consisting of one share of LQ Corporation stock and one share of LQ Properties Class B common stock. These restrictions on the transfer of shares of LQ Corporation common stock and LQ Properties Class B common stock are imposed by our respective amended and restated certificates of incorporation and bylaws. The pairing is evidenced by "back-to-back" stock certificates; that is, certificates evidencing shares of LQ Properties Class B common stock are printed on the reverse side of certificates evidencing shares of LQ Corporation common stock. The certificates bear a legend referring to the restrictions on transfer imposed by our respective amended and restated certificates of incorporation and bylaws. However, the respective charters of LQ Corporation and LQ Properties do allow the respective board of directors to issue, in their sole discretion, unpaired shares of capital stock.

Authorized Shares

        LQ Corporation.    The amended and restated certificate of incorporation of LQ Corporation (which we refer to as the LQC Charter) authorizes LQ Corporation to issue 531,000,000 shares of capital stock, consisting of: (i) 500,000,000 shares of common stock, par value $0.01 per share; (ii) 6,000,000 shares of preferred stock, par value $0.10 per share; and (iii) 25,000,000 shares of excess stock, par value $0.10 per share.

        The LQC Charter grants to LQ Corporation's board of directors the power to classify and authorize the issuance of one or more classes or series of LQ Corporation preferred stock having such voting rights, rights to dividends, distributions, liquidation preference, conversion rights, exchange rights and redemption rights, and such designations, preferences and participations and other limitations or restrictions as are specified by LQ Corporation's board of directors and as are not prohibited by the LQC Charter or applicable law.

        LQ Properties.    The amended and restated certificate of incorporation of LQ Properties (which we refer to as the LQP Charter) authorizes LQ Properties to issue 532,000,000 shares of capital stock, consisting of: (i) 1,000,000 shares of Class A common stock, par value $0.01 per share; (ii) 500,000,000 shares of Class B common stock, par value $0.01 per share; and (iii) 6,000,000 shares of preferred stock, par value $0.10 per share, 5,195,000 of which are undesignated preferred stock, and 805,000 of which have been designated as 9% Series A cumulative redeemable preferred stock or Series A Preferred Stock; and (iv) 25,000,000 shares of excess stock, par value $0.10 per share.

        The LQP Charter grants to LQ Properties' board of directors the power to classify and authorize the issuance of one or more classes or series of LQ Properties preferred stock having such voting rights, rights to dividends, distributions, liquidation preference, conversion rights, exchange rights and redemption rights, and such designations, preferences and participations and other limitations or restrictions as are specified by LQ Properties' board of directors and as are not prohibited by the LQP Charter or applicable law.

        The Shares are traded on the New York Stock Exchange under the symbol "LQI." As of June 30, 2004, 178,478,672 Shares were issued and outstanding, 800,000 shares of LQ Properties Series A preferred stock were issued and outstanding and 100,000 shares of LQ Properties Class A common stock (all of which were held by LQ Corporation) were issued and outstanding. In addition, LQ Properties holds 9,430,148 shares of common stock of LQ Corporation that are not paired with shares of Class B common stock of LQ Properties. No shares of excess stock are issued and outstanding.

LQ Corporation Common Stock

        Dividends.    Subject to provisions of law and the preferences of any outstanding series of preferred stock, the holders of LQ Corporation common stock will be entitled to receive dividends when, as and if declared by LQ Corporation's board of directors. LQ Corporation will pay those dividends either in cash, or otherwise, at the rate and on the date or dates declared by its board of directors.

        Liquidation Preference.    Upon the occurrence of any liquidation, dissolution or winding up of the affairs of LQ Corporation, whether voluntary or involuntary, and subject to the liquidation preferences of any outstanding series of preferred stock, the holders of LQ Corporation common stock are entitled to receive their proportionate share of all assets available for distribution.

        Voting Rights.    Subject to the provisions of LQ Corporation regarding excess stock, holders of LQ Corporation common stock are entitled to one vote for each share of common stock held on every matter submitted to a vote of stockholders of LQ Corporation. Except as otherwise required by law or the terms of any outstanding series of preferred stock, the holders of LQ Corporation have sole voting power. Holders of LQ Corporation common stock do not have cumulative voting rights in the election of directors. Pursuant to the terms of the LQC Charter, certain business combinations, including but not limited to any merger or consolidation, require a higher vote than a majority.

        Redemption.    LQ Corporation has the limited right to redeem LQ Corporation common stock in the event of a violation of the ownership limitation set forth in the LQC Charter.

        Restrictions on Ownership and Transfer.    For LQ Properties to qualify as a REIT under the Internal Revenue Code, among other things, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist LQ Properties in meeting this requirement, LQ Corporation may take actions such as the automatic conversion of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of its outstanding equity securities, directly or indirectly, by one individual. See "Limits on Ownership of Stock and Restrictions on Transfer" below.

        Classification of Board of Directors.    LQ Corporation's board of directors is divided into three classes, such classes to be as nearly equal in number as possible. Directors of each class are elected to serve three-year terms with one class elected at each succeeding annual meeting.

LQ Properties Class B Common Stock

        Dividends. No dividends will be paid on the Class B common stock prior to January 1, 2005. Beginning in 2005, subject to certain limitations and to the prior rights of the holders of LQ Properties Series A preferred stock to receive dividends, dividends in an amount not to exceed $0.10 per share per annum may be declared and paid or set apart for payment on a quarterly basis upon the Class B common stock out of any assets or funds of LQ Properties legally available for the payment of dividends as, if and when declared by the LQ Properties board of directors or any authorized committee thereof. Holders of Class B common stock will have no right to any dividend or distribution

(preferential or otherwise) unless declared by LQ Properties board of directors or any authorized committee thereof. Beginning with calendar year 2005, the dividend on the Class B common stock will accumulate during any calendar year in which dividends on the Class A common stock are declared and paid but will otherwise be non-cumulative.

        A Class B dividend, if, when and as declared by the LQ Properties board of directors, or any authorized committee thereof, will rank junior to the Series A preferred stock dividend and senior to the Class A common stock dividend.

        Liquidation Preference.    Upon the occurrence of any liquidation, dissolution or winding up of the affairs of LQ Properties, whether voluntary or involuntary, and subject to the liquidation preferences of holders of LQ Properties Series A preferred stock, and to the liquidation preference of the holders of Class A common stock, holders of Class B common stock will be entitled to receive, out of the assets of LQ Properties legally available for liquidating distributions to holders of shares of capital stock in LQ Properties, a liquidating distribution in an amount equal to 10% of such assets, with the remaining 90% of such assets to be distributed concurrently to the holders of Class A common stock. For such purposes, the consolidation or merger of LQ Properties with one or more entities, a statutory share exchange, or the sale or transfer of all or substantially all of LQ Properties' assets, shall be deemed not to be a liquidation, dissolution or winding up of LQ Properties.

        Voting Rights.    Subject to certain exceptions, the Class B common stock has no common stock voting power. Pursuant to the terms of the LQP Charter, an affirmative vote of at least a majority of the outstanding Class B common stock shall be necessary to effect or validate any amendment, alteration or repeal of any of the provisions of the LQP Charter that adversely affect the rights of the holders of the Class B common stock.

        Redemption Rights.    Subject to the limitations and conditions described below, LQ Properties, at its sole option upon written notice (a "Redemption Notice"), has the right (the "Redemption Right") to redeem all, but not less than all, of the outstanding Class B common stock for a nominal amount of cash (the "Redemption Price"); provided that, at such time, all such outstanding shares of Class B common stock continue to be paired with shares of LQ Corporation common stock and that LQ Properties, any subsidiary of LQ Properties or LQ Corporation are the only holders of any shares of LQ Corporation common stock that are not paired with Class B common stock. Additionally, in the event LQ Properties has a share repurchase program in effect, the Redemption Right will not be exercisable until such time as such share repurchase program is terminated.

        The redemption shall be deemed to have been made on the earlier of (1) the close of business on the applicable date fixed by LQ Properties for the redemption (the "Redemption Date") or (2) the date on which the Redemption Notice was given and the funds for such redemption were irrevocably set aside by LQ Properties in trust for such redemption, and after such date the Class B common stock shall no longer be deemed outstanding for any purpose, except the right to receive the Redemption Price, without interest thereon, upon surrender of the certificates evidencing the Class B common stock.

        The Redemption Notice shall be given by LQ Properties by first class mail to each holder of Class B common stock at the holder's address as shown on the share books of LQ Properties and shall specify (1) the Redemption Date, (2) the Redemption Price and (3) the place or places where certificates for the Class B common stock to be redeemed are to be surrendered for payment of the Redemption Price.

        Upon receipt of a Redemption Notice, each holder of Class B common stock shall surrender to the transfer agent a certificate or certificates evidencing their shares. As soon as practicable, LQ Properties shall pay the applicable Redemption Price to the holder.

        Restrictions on Ownership and Transfer.    For LQ Properties to qualify as a REIT under the Internal Revenue Code, among other things, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist in meeting this requirement, LQ Properties may take actions such as the automatic conversion of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of its outstanding equity securities, directly or indirectly, by one individual. See "Limits on Ownership of Stock and Restrictions on Transfer" below.

        Classification of Board of Directors.    LQ Properties' board of directors is divided into three classes, such classes to be as nearly equal in number as possible. Directors of each class are elected to serve three-year terms, with one class elected at each succeeding annual meeting.

Transfer Agent

        The transfer agent and registrar for our paired shares is American Stock Transfer and Trust Company.

Limits on Ownership of Stock and Restrictions on Transfer

        For LQ Properties to qualify as a REIT under the Internal Revenue Code, it must meet certain requirements concerning the ownership of its outstanding shares of equity stock. Specifically, not more than 50% in value of LQ Properties' outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) (this ownership restriction is commonly referred to as the "5/50 Test"). Additionally, the shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, at least 75% of LQ Properties' gross income for each year must consist of qualified "rents from real property" and income from certain other real property investments. The Internal Revenue Code contains certain provisions that exclude rental income paid by a "related party" from the concept of qualified "rents from real property" for purposes of this gross income test. The Internal Revenue Code will treat LQ Corporation as a "related party" for purposes of this gross income test if LQ Properties owns, actually or constructively, 10% or more of the ownership interests in LQ Corporation within the meaning of section 856(d)(2)(B) of the Internal Revenue Code. LQ Properties will be deemed to constructively own 10% or more of the ownership interests in LQ Corporation if a person holding 10% or more of the value of LQ Properties' stock also holds 10% or more of the value of LQ Corporation's stock. Accordingly, both of LQ Properties and LQ Corporation must have various restrictions on the ownership of shares of their capital stock in order to ensure that the 5/50 Test is met, as well as to ensure that rents received by LQ Properties from LQ Corporation are not deemed to be rents from a related party. The 100,000 shares of LQ Properties Class A common stock currently held entirely by LQ Corporation is excluded from the ownership restrictions.

        To protect LQ Properties' against the risk of losing its status as a REIT due to a concentration of ownership among its stockholders, and to otherwise address concerns related to a concentrated ownership of capital stock, the LQC Charter and the LQP Charter, subject to certain exceptions, provide that no single person, may "Beneficially Own" or "Constructively Own" more than 9.9% of the aggregate number of outstanding shares of any class or series of capital stock. Each of the company's respective board of directors may waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit would not jeopardize LQ Properties' status as a REIT for U.S. federal income tax purposes.

Shares Owned in Excess of the Ownership Limit

        Stock owned, or deemed to be owned, or transferred to a stockholder in excess of the 9.9% ownership limits will be converted automatically into shares of "excess stock" and will be transferred, by operation of law, to a trust, the beneficiary of which is a qualified charitable organization. However, for purposes of determining shares owned in excess of the ownership limit, the 100,000 shares of LQ Properties Class A common stock currently held by LQ Corporation is excluded.

        Upon the occurrence of such a conversion of shares of any class or series of LQ Properties stock into an equal number of shares of excess stock, such shares of LQ Properties stock are automatically retired and canceled, without any action required by the LQ Properties' board of directors, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of LQ Properties stock from which such excess stock was converted and may be reissued by LQ Properties as to that particular class or series of stock.

        Upon the conversion into excess shares of any shares of any class or series of LQ Corporation stock that are paired with a class or series of shares of LQ Properties stock, such shares of LQ Properties shall likewise be converted into an equal number of shares of excess stock and be paired with such converted shares of LQ Corporation.

        Each share of excess stock is entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the respective company's board of directors as shares of the class or series of stock from which such excess stock was converted. The trustee, to whom shares of excess stock are transferred, as record holder of the shares of excess stock, is entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the beneficiary. The "prohibited owner," with respect to such shares of excess stock, shall repay to the trust the amount of any dividends or distributions received by it that are attributable to any shares that have been converted into shares of excess stock and the record date of which was on or after the date that such shares were converted into shares of excess stock. The companies shall take all measures that they determine reasonably necessary to recover the amount of any such dividend or distribution paid to a prohibited owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares beneficially or constructively owned by such person who, but for these provisions, would own the shares of stock that were converted into shares of excess stock; and, as soon as reasonably practicable following the companies' receipt or withholding thereof, shall pay over to the trust for the benefit of the beneficiary the dividends so received or withheld, as the case may be.

Right to Purchase Excess Stock

        In addition to the foregoing transfer restrictions, and as more fully explained in the LQC Charter and the LQP Charter, shares of excess stock are deemed to have been offered for sale to the respective company or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares of excess stock or (2) the market price on the date the respective company, or its designee, accepts such offer. The respective company shall have the right to accept such offer for a period of 90 days.

General

        The foregoing restrictions on transferability and ownership will not apply if LQ Properties' board of directors determines that it is no longer in our best interest for LQ Properties to continue to qualify as a REIT. Furthermore, the respective board of directors may, in its sole discretion, waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit will not jeopardize LQ Properties' qualification as a REIT and the respective board of directors otherwise decides that such action is in its stockholders' best interest.

        Our stockholders are required to disclose to us in writing any information with respect to their ownership of our capital stock that we may request in order to determine LQ Properties' status as a REIT and to ensure compliance with the ownership limits.

        The ownership limits may have the effect of delaying, deferring or preventing a change of control of the companies.

Certain Anti-Takeover Provisions

        Under the Delaware General Corporation Law ("DGCL"), transactions such as mergers, consolidations, sales of all or substantially all of the assets or dissolution of a corporation generally must be approved by the holders of at least a majority of all outstanding shares entitled to vote, unless the certificate of incorporation requires approval by a greater number of shares.

        However, the ability of each of the companies to merge with or be acquired by another corporation is limited by the DGCL. Under the DGCL, with certain exceptions, a publicly-held corporation may not engage in a "business combination" with an "interested stockholder" for a period of three years following the time of the transaction in which the person became an interested stockholder unless:

  •
  before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

  •
  upon the closing of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

  •
  following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        A "business combination" includes certain mergers, consolidations, asset sales, transfers and transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is, in general, a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. LQ Corporation owns 100% of the voting stock of LQ Properties. The DGCL permits the corporation, by vote of the holders of at least a majority of the shares entitled to vote, to adopt an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the provision restricting business combinations with interested stockholders. Neither LQ Corporation nor LQ Properties has adopted such an amendment.

        Both the LQC Charter and the LQP Charter contain provisions which restrict certain "business combinations" (as defined therein) with interested stockholders. An interested stockholder for the purposes of these provisions includes any person or entity who is, together with its affiliates and associates, the beneficial owner of more than 10% of the voting stock of the applicable company. These provisions provide that business combinations with interested stockholders of a company may not be consummated without:

  •
  the affirmative vote of the holders of at least 80% of the combined voting power of all issued and outstanding shares entitled to vote in the election of directors of such company ("Voting Stock"); and

  •
  if less than 90% of the combined voting power of the Voting Stock approve the business combination, the affirmative vote of at least a majority of the combined voting power of Voting Stock held by persons who are not interested stockholders.

        These provisions do not apply to business combinations approved by a majority of the directors unaffiliated with the interested stockholder and elected prior to such an interested stockholder becoming an interested stockholder or if certain price and procedural requirements are met. A "business combination" includes:

  •
  a merger or consolidation with an interested stockholder;

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  the sale or disposition of assets to an interested stockholder having an aggregate fair market value of $5 million or more;

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  the issuance of securities to an interested stockholder having a fair market value of $5 million or more;

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  the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested stockholder; and

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  any merger, consolidation, reclassification or recapitalization which increases the proportionate shareholdings of an interested stockholder.

        The higher percentage of stockholder approval required for a business combination with interested stockholders, together with the provisions of the DGCL described above, could make it more difficult for a third party to gain control of the companies, and could have the effect of delaying or preventing a merger, tender offer or other attempt to take over the companies.

        Certain provisions of the DGCL, and each of LQ Corporation's and LQ Properties' amended and restated bylaws, which we refer to as the "LQC bylaws" and the "LQP bylaws," respectively, could have a potential for similar anti-takeover effects. Those provisions include the following:

  •
  the LQC Charter and the LQP Charter and the LQC bylaws and the LQP bylaws provide for a classified board of directors, with each class standing for re-election once every three years;

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  Delaware law permits removal of directors of LQ Corporation and LQ Properties, other than upon expiration of their term, only for cause;

  •
  except as may be provided in a certificate of designations creating a class or series of preferred stock, the LQC bylaws and the LQP bylaws do not permit stockholders to call a special meeting of stockholders;

  •
  the LQC Charter and the LQP Charter contain restrictions on the number of shares that may be owned by any stockholder and permit the companies to enforce those restrictions by purchasing shares from stockholders or by refusing to transfer shares;

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  the LQC Charter and the LQP Charter permit the issuance, without stockholder approval, of one or more series of preferred stock with rights and preferences to be determined by the board of directors;

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  the LQC bylaws and the LQP bylaws each eliminate the right of stockholders to take action by written consent;

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  the LQC bylaws and the LQP bylaws each require that vacancies in the board of directors and newly created directorships be filled by the remaining directors (except as may otherwise be provided with respect to any series of preferred stock); and

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  the LQC bylaws and the LQP bylaws each require advance notice of stockholder proposals and director nominations.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the Shares offered hereby. All of those proceeds will be received by the selling stockholders. We are paying the fees and expenses associated with registering the sale of the Shares, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders.

MARKET FOR SHARES

        The Shares are traded on the New York Stock Exchange under the symbol "LQI."

        The following table sets forth the high and low sales prices for the Shares, as quoted on the New York Stock Exchange, for the periods indicated.

Fiscal Year	2004
Quarter
	High	Low
First	$7.98	$6.28
Second	$8.40	$7.06
Fiscal Year	2003
Quarter
	High	Low
First	$4.57	$3.04
Second	$4.55	$3.00
Third	$6.35	$4.43
Fourth	$6.55	$5.55
Fiscal Year	2002
Quarter
	High	Low
First	$7.40	$5.60
Second	$7.98	$6.83
Third	$6.99	$4.61
Fourth	$5.21	$4.10

FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT

        The following is a general summary of the material U.S. federal income tax considerations and consequences that may be relevant to a prospective purchaser of the securities offered hereby. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to a particular prospective stockholder in light of his/her personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the U.S. federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, and the rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.

        We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our securities.

  Taxation of LQ Properties as a REIT

        LQ Properties believes that it has been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. However, we cannot assure you that LQ Properties has qualified as a REIT or will continue to so qualify.

        It must be emphasized that such qualification and taxation as a REIT depend upon LQ Properties' ability to meet, through actual annual operating results, certain distribution levels, specified diversity of stock ownership and various other qualification tests imposed under the REIT provisions of the Internal Revenue Code, as discussed below. We cannot assure you that the actual results of LQ Properties' operations for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time.

        If LQ Properties has qualified and continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation on earnings that usually results from investments in a corporation. "Double taxation" refers to taxation of income once at the corporate level when earned and once again at the stockholder level when distributed. Additionally, a REIT may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the REIT will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the REIT.

        LQ Properties, even if it qualifies for taxation as a REIT, will be subject to federal income or excise tax as follows:

  •
  First, LQ Properties will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains.

  •
  Second, LQ Properties may be subject to the alternative minimum tax.

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  Third, if LQ Properties has net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, LQ Properties will be subject to tax at the highest corporate rate on such income. Foreclosure property is, in general, any real property and any personal property incident to such real property acquired through foreclosure or deed in lieu of foreclosure.

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  Fourth, if LQ Properties has net income from prohibited transactions, such income will be subject to a 100% tax. Prohibited transactions are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business.

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  Fifth, if LQ Properties should fail to satisfy either the 75% or 95% gross income test but has nonetheless maintained its qualification as a REIT because other requirements have been met, LQ Properties will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of LQ Properties' gross income (excluding gross income from prohibited transactions) exceeds the amount of its income qualifying under the 75% gross income test for the taxable year or (2) the amount by which 90% of LQ Properties' gross income (excluding gross income from prohibited transactions) exceeds the amount of its income qualifying under the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect LQ Properties' profitability.

  •
  Sixth, if LQ Properties fails to distribute during each year at least the sum of (a) 85% of its ordinary income for such year, (b) 95% of its capital gain net income for such year and (c) any undistributed taxable income from prior periods, LQ Properties will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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  Seventh, LQ Properties may be subject to tax upon the disposition of certain assets acquired from a C corporation in a carryover-basis transaction, as discussed in "—Built-In Gain Tax" immediately below.

  •
  Eighth, LQ Properties may be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among LQ Properties, its tenants and/or its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

        Built-In Gain Tax.    If LQ Properties acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in LQ Properties' hands is determined by reference to the basis of the asset in the hands of the C corporation, and LQ Properties subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset, then LQ Properties will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which LQ Properties acquired the asset (i.e., the net built-in gain). A C corporation is generally defined as a corporation required to pay full corporate-level tax.

        LQ Properties acquired assets subject to this entity-level tax as a result of the July 1998 merger of La Quinta Inns, Inc. with and into LQ Properties. Direct or indirect sales of such assets by LQ Properties during the applicable recognition period are likely to result in a U.S. federal income tax liability to LQ Properties to the extent, in general, of the lesser of the net built-in gain inherent in the assets sold and the gain recognized.

        Potential Reallocation of Income.    LQ Corporation, LQ Properties and certain of the entities in which they own a direct or indirect interest are controlled by the same interests. As a result, the IRS could, pursuant to section 482 of the Internal Revenue Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. It is the policy of LQ Corporation and LQ Properties to evaluate material intercompany transactions and to attempt to set the terms of such transactions so as to achieve substantially the same result as they believe would have been if they were unrelated parties. As a result, LQ Corporation and LQ Properties believe that (i) all material transactions between them and among them and the entities in which they own a direct or indirect interest have been and will be negotiated and structured with the intention of achieving an arm's-length result, and (ii) the potential application of section 482 of the Internal Revenue Code should not have a material effect on LQ Corporation or LQ Properties.

  Requirements for Qualification as a REIT

        Organizational Requirements.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (1)   that is managed by one or more trustees or directors;

          (2)   the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

          (3)   that would be taxable as a domestic corporation but for the REIT provisions of the Internal Revenue Code;

          (4)   that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

          (5)   the beneficial ownership of which is held by 100 or more persons;

          (6)   during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities; and

          (7)   that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

        In addition, other tests, described below, regarding the nature of income and assets of the REIT also must be satisfied. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation, and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

        The LQP Charter currently includes restrictions regarding transfers of common stock and preferred stock, which restrictions are intended, among other things, to assist LQ Properties in continuing to satisfy conditions (5) and (6). We cannot assure you, however, that the restrictions in the LQP Charter will, as a matter of law, preclude it from failing to satisfy these conditions or that a transfer in violation of these restrictions would not cause LQ Properties to fail these conditions.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. LQ Properties has a calendar year taxable year.

        Effect of Subsidiary Entities.    If a REIT owns a qualified REIT subsidiary, the Internal Revenue Code provides that the qualified REIT subsidiary is disregarded for U.S. federal income tax purposes. Thus, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. When we use the term "qualified REIT subsidiary," we mean a corporation, other than a taxable REIT subsidiary, in which all of its stock is held by LQ Properties, or by other disregarded subsidiaries, or by a combination of the two.

        In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. A REIT's proportionate share of the assets of the partnership will be determined based on the REIT's capital interest in the partnership. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of section 856 of the Internal Revenue Code, including satisfying the gross income tests and asset tests described below. Thus, LQ Properties' proportionate share of the assets, liabilities and items of income of any entity taxable as a partnership for U.S. federal income tax purposes in which it holds an interest will be treated as assets and liabilities of LQ Properties and items of income of LQ Properties for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which LQ Properties owns an interest include such entity's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

        Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary of LQ Properties is a corporation other than a REIT in which LQ Properties directly or indirectly holds stock and that has made a joint election with LQ Properties to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of LQ Properties owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax, and state and local income tax where applicable, as a regular C corporation.

  Income Tests

        Generally.    To maintain qualification as a REIT, two gross income requirements must be satisfied annually.

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  First, at least 75% of LQ Properties' gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT, and interest income derived from mortgage loans secured by real property, and from certain types of temporary investments of new capital.

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  Second, at least 95% of LQ Properties' gross income for each taxable year must be derived from investments meeting the 75% test above and from dividends, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property. For purposes of this test, gross income excludes gross income from prohibited transactions.

        For purposes of satisfying the gross income tests described above, "rents from real property" generally include rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property (whether or not such charges are separately stated), and rent attributable to personal property which is leased under, or in connection with, a lease of real property. However, the inclusion of these items as "rents from real property" is subject to the conditions described immediately below.

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  Rents received generally must not be based in whole or in part on the income or profits derived from any person. "Rents from real property" may, however, include rent based on a fixed percentage of receipts or sales.

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  Rents received must not be from a related party tenant. A tenant is a related party tenant if the REIT, directly or indirectly, actually or constructively owns 10% or more of such tenant. LQ Properties may, however, lease property to a taxable REIT subsidiary of LQ Properties, and the rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of LQ Properties' ownership interest in the subsidiary. LQ Properties can avail itself of this exception to the related-party rent rules so long as at least 90% of the leased space of the property is rented to persons who are not related parties or taxable REIT subsidiaries and the taxable REIT subsidiary pays commercially reasonable rent which is on similar terms to the rent paid by third parties.

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  Rents attributable to personal property that is leased in connection with a lease of real property must not be greater than 15% of total rent received under the lease. If so, the portion of rent attributable to the personal property will not qualify as "rents from real property."

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  The REIT generally must not operate or manage the property or furnish or render services to tenants. However, the REIT may:

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  provide services that are usually or customarily rendered in connection with the rental of a room or other space for occupancy only and are not otherwise considered rendered to the occupant;

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  provide or furnish non-customary services through an independent contractor if the independent contractor is adequately compensated and the REIT derives no income from the independent contractor;

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  provide non-customary services with respect to its properties if the income from the provision of such services with respect to any particular property does not exceed 1% of all amounts received by the REIT from such property; and

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  provide or furnish non-customary services through a taxable REIT subsidiary.

        LQ Properties generally does not intend to receive rent which fails to qualify as "rents from real property." Notwithstanding the foregoing, LQ Properties may have taken and may continue to take actions which fail to satisfy one or more of the requirements for rent to qualify as "rents from real property" to the extent that it determines, based on the advice of tax counsel, that those actions will not jeopardize its status as a REIT.

        Intercompany Lease.    LQ Properties derives a substantial portion of its income from the leasing of its hotel properties. LQ Properties currently leases for a fixed period substantially all of its fee and leasehold interests in its hotels and associated property to a wholly owned subsidiary of LQ Corporation, LQC Leasing, LLC. Effective January 1, 2004, the leases were modified to provide for, among other things, a percentage rent payment in an amount equal to 36% of the gross room revenues provided from the hotel properties and initial terms of four, five or six years.

        In order for the rents paid under the intercompany leases to constitute "rents from real property," such leases must be respected as true leases for U.S. federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the intercompany leases are true leases depends upon an analysis of all of the surrounding facts and circumstances. We believe that the intercompany leases constitute and will continue to constitute true leases, although we cannot assure you that the IRS would not challenge the characterization of such leases or that the IRS would not prevail in such a challenge. If any significant lease is recharacterized as a service contract or a partnership agreement, rather than as a true lease, LQ Properties would not be able to satisfy either the 75% or 95% gross income tests.

        The percentage rent under the intercompany leases will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the intercompany leases are entered into; (ii) are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and (iii) conform with normal business practice. More generally, percentage rent will not qualify as "rents from real property" if, considering the intercompany leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

        The companies believe that the intercompany leases conform with normal business practice and the percentage rent will be treated as "rents from real property." LQ Properties does not intend, with respect to hotel properties that it may directly or indirectly acquire in the future, to charge rent that is based in whole or in part on the net income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above).

        LQ Properties may not own, directly or constructively, 10% or more of LQ Corporation. If LQ Properties were to own, directly or constructively, 10% or more of any tenant, including LQ Corporation, the tenant would be a related party tenant and the rent paid by the tenant with respect to the leased property would not qualify as income of the type that can be received by a REIT. In order to prevent such a situation, which would likely result in the disqualification of LQ Properties as a REIT, the LQP Charter and the LQC Charter contain restrictions on the amount of shares of either corporation that any one person can own. These restrictions generally provide that any attempt by any one person to actually or constructively acquire 9.9% or more of the outstanding paired common stock will be ineffective. Notwithstanding such restrictions, because the Internal Revenue Code's constructive ownership rules for purposes of the 10% ownership limit are broad and it is not possible for us to continually monitor direct and constructive ownership of paired common stock, it is possible for a person to own sufficient paired common stock to cause the termination of LQ Properties' REIT status.

        We believe that the rent payable under the intercompany leases will be treated as "rents from real property" for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances (such as the entering into of new leases) which would cause a portion of the rent received to fail to qualify as "rents from real property." If such failure were in sufficient amounts, LQ Properties would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

        Overall Compliance with the Gross Income Tests.    LQ Properties believes that the aggregate amount of its nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests.

        If LQ Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under the Internal Revenue Code. Generally, LQ Properties may avail itself of the relief provisions if:

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  failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  a schedule of the sources of LQ Properties' income is attached to its U.S. federal income tax return; and

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  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances LQ Properties would be entitled to the benefit of these relief provisions. For example, if LQ Properties fails to satisfy the gross income tests because nonqualifying income that it intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, LQ Properties will not qualify as a REIT. Even if these relief provisions apply, and LQ Properties retains its status as a REIT, a tax could be imposed with respect to its non-qualifying income. LQ Properties may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.

  Asset Tests

        At the close of each quarter of its taxable year, LQ Properties also must satisfy four tests relating to the nature and diversification of its assets:

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  First, at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date LQ Properties receives these proceeds;

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  Second, not more than 25% of LQ Properties' total assets may be represented by securities, other than those securities included in the 75% asset test;

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  Third, of the investments included in the 25% asset class, the value of any one issuer's securities, other than securities of a taxable REIT subsidiary, may not exceed 5% of the value of LQ Properties' total assets and LQ Properties may not own more than 10% by vote or value of any one issuer's outstanding securities; and

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  Fourth, the value of the securities LQ Properties owns in any taxable REIT subsidiaries may not exceed 20% of the value of LQ Properties' total assets.

        Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in Section 1361 of the Internal Revenue Code and (1) the issuer is an individual, (2) the only securities of the issuer that the REIT holds are straight debt, or (3) if the issuer is a partnership, the REIT holds at least a 20% profits interest in the partnership.

        With respect to each issuer in which LQ Properties currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, LQ Properties believes that its pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of its assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, LQ Properties cannot provide any assurance that the IRS might not disagree with its determinations.

        After initially meeting the asset tests at the close of any quarter, LQ Properties will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If LQ Properties fails to satisfy the asset tests because it acquires securities or other property during a quarter, it can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in interests in any partnership or limited liability company in which LQ Properties owns an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. LQ Properties believes it has maintained, and intends to continue to maintain, adequate records of the value of its assets to ensure compliance with the asset tests. In addition, LQ Properties intends to take other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If LQ Properties fails to cure any noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

  Annual Distribution Requirements

        To maintain its qualification as a REIT, LQ Properties is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

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  90% of its "REIT taxable income;" and

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  90% of its after tax net income, if any, from foreclosure property; minus

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  the excess of the sum of specified items of its noncash income items over 5% of "REIT taxable income" as described below.

        LQ Properties' "REIT taxable income" is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income includes income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

        LQ Properties must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before LQ Properties timely files its tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to LQ Properties' stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that LQ Properties does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, LQ Properties will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. LQ Properties believes it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

        LQ Properties expects that its "REIT taxable income" will be less than its cash flow because of depreciation and other non-cash charges included in computing its "REIT taxable income." Accordingly, LQ Properties anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy its distribution requirements. LQ Properties may not, however, have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. If these timing differences occur, LQ Properties may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

        LQ Properties may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which LQ Properties may include in its deduction for dividends paid for the earlier year. Thus, LQ Properties may be able to avoid being taxed on amounts distributed as deficiency dividends. However, LQ Properties will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        In addition, LQ Properties will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which its actual distributions during a calendar year are less than the sum of 85% of its ordinary income for the year, 95% of its capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

        Distributions with declaration and record dates falling in the last three months of the calendar year, which are paid to LQ Properties' stockholders by the end of January immediately following that year, will be treated for all U.S. federal income tax purposes as having been paid on December 31 of the prior year.

  Failure to Qualify

        If LQ Properties fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, LQ Properties will be required to pay tax, including any alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify as a REIT will not be deductible and LQ Properties will not be required to distribute any amounts to its stockholders. In addition, if LQ Properties fails to qualify as a REIT, all distributions to stockholders, to the extent of LQ Properties' current and accumulated earnings and profits, will be dividends, which may qualify as "qualified dividend income" taxed, in the case of non-corporate U.S. taxpayers through 2008, at capital gain rates, and subject to certain limitations in the Internal Revenue Code, may be eligible for the dividends received deduction available to corporations. Unless entitled to relief under specific statutory provisions, LQ Properties will also be disqualified from taxation as a REIT for the four taxable years following the year in which it loses its qualification. It is not possible to state whether in all circumstances LQ Properties would be entitled to this statutory relief.

  Federal Income Taxation of LQ Corporation

        LQ Corporation is subject to U.S. federal income tax on its taxable income. LQ Corporation will be taxed on the dividends it receives from LQ Properties and will not be entitled to a dividends-received deduction with respect to such dividends.

  Federal Income Taxation of Holders of Shares

        Federal Income Taxation of Taxable U.S. Stockholders.    As used below, the term "U.S. stockholder" means a holder of common stock who is for U.S. federal income tax purposes:

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  a citizen or resident of the U.S.;

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  a corporation, partnership, or other entity created or organized in or under the laws of the U.S., or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

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  an estate which is required to pay U.S. federal income tax regardless of the source of its income; or

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  a trust whose administration is under the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall also be considered U.S. stockholders.

        Legislation Affecting Taxation of Capital Gain and Qualified Dividends.    On May 28, 2003, the President signed into law the Jobs and Growth Tax Act, which reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15%, for sales occurring through December 31, 2008. The Jobs and Growth Tax Act also taxes "qualified dividend income" of individuals as net capital gain, thus reducing the maximum individual tax rate for such dividends from 35% to 15%, for tax years from 2003 through 2008. "Qualified dividend income" generally includes dividends received from regular domestic corporations and from certain "qualified foreign corporations," provided that certain required stock holding periods are met. Distributions taxable as dividends made by LQ Corporation are eligible to qualify as qualified dividend income taxed, in the case of individuals, at net capital gain rates, provided the applicable stock holding periods and other requirements are satisfied.

        Under the Jobs and Growth Tax Act, REIT dividends, other than capital gain dividends, generally are not qualified dividend income and continue to be taxed at ordinary income rates. Dividends received by an individual from a REIT will be treated as qualified dividend income, however, to the extent the REIT itself has qualified dividend income for the taxable year in which the dividend was paid, such as dividends from taxable REIT subsidiaries, and designates such dividends as qualifying for such capital gains rate tax treatment. Qualified dividend income of a REIT for this purpose also includes the sum of (1) the excess of the REIT's "real estate investment trust taxable income" for the preceding year, which would typically include any income that the REIT did not distribute to stockholders, over the tax payable by the REIT on such income in the preceding year, and (2) the excess of the income of the REIT for the preceding year subject to the built-in gain tax on certain assets acquired from C corporations over the tax payable by the REIT on any such income in the preceding year. Distributions of ordinary income made by LQ Properties do not constitute qualified dividend income, subject to the exceptions identified in the two immediately preceding sentences.

        Without future congressional action, the maximum individual tax rate on long-term capital gains will return to 20% in 2009, and the maximum individual tax rate on dividends will move to 35% in 2009 and 39.6% in 2011.

        Distributions from LQ Properties Generally.    Distributions to U.S. stockholders out of LQ Properties' current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income, and will not be eligible for the dividends received deduction generally available for corporations. However, dividends, other than capital gain dividends, that are (1) attributable to income on which LQ Properties was subject to tax in the previous taxable year at the corporate level, either because LQ Properties did not distribute such income or such income consists of gains from certain assets acquired from C corporations, or (2) attributable to dividends received by LQ Properties from non-REIT corporations, such as taxable REIT subsidiaries, during the current taxable year will be taxable, to the extent designated by LQ Properties, to individual U.S. stockholders as net capital gain at the current maximum rate of 15% assuming the required stock holding periods have been met.

        To the extent that LQ Properties makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted basis in his or her shares will be taxable as capital gain, provided that the shares are held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends LQ Properties declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by LQ Properties and received by the stockholder on December 31 of that year, provided LQ Properties actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of LQ Properties' net operating losses or capital losses.

        The IRS will deem LQ Properties to have sufficient earnings and profits to treat as a dividend any distribution by it up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Federal Income Tax Considerations and Consequences of Your Investment-Annual Distribution Requirements" above. Moreover, any deficiency dividend will be treated as an ordinary or capital gain dividend, as the case may be, regardless of LQ Properties' earnings and profits. As a result, stockholders may be required to treat particular distributions that would otherwise result in a tax-free return of capital as taxable dividends.

        Capital Gain Distributions from LQ Properties.    Distributions that LQ Properties properly designates as capital gain dividends will be taxable to U.S. stockholders as gains from the sale or disposition of a capital asset to the extent that these gains do not exceed LQ Properties' actual net capital gain for the taxable year. Depending on the tax characteristics of the assets which produced these gains, and on specified designations, if any, which LQ Properties may make, these gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. In the event that LQ Properties designates any portion of a dividend as a capital gain dividend, taxable as a 15% gain distribution or a Section 1250 gain distribution taxed at a 25% rate (each a "specific capital gain dividend"), a U.S. stockholder's proportionate share of such specific capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such holder for the year as the aggregate amount designated as a specific capital gain dividend bears to the aggregate amount of all dividends paid on all classes and series of capital stock of LQ Properties for the year.

        Passive Activity Losses and Investment Interest Limitations.    Distributions that LQ Properties makes and gains arising from the sale or exchange by a U.S. stockholder of LQ Properties stock will not be treated as passive activity income. As a result, U.S. stockholders will generally be unable to apply any "passive losses" against this income or gain. Distributions by LQ Properties, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares and capital gains dividends, however, may not be treated as investment income depending upon your particular situation.

        Retention of Net Long-Term Capital Gains.    LQ Properties may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If LQ Properties makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent LQ Properties designates, a U.S. stockholder generally would:

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  include its proportionate share of LQ Properties' undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of LQ Properties taxable year falls;

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  be deemed to have paid the capital gains tax imposed on LQ Properties on the designated amounts included in the U.S. stockholder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by it; and

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  increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it.

        Distributions from LQ Corporation.    Distributions from LQ Corporation up to the amount of LQ Corporation's current and accumulated earnings and profits will be taken into account by U.S. stockholders as dividends. Such dividends will be "qualified dividend income" to a U.S. stockholder who is an individual taxed as net capital gain at a current maximum rate of 15%, assuming the applicable holding period and other requirements have been satisfied. Such dividends will be ordinary income to a U.S. stockholder who is a corporation and will be eligible for the dividends-received deduction for corporations. Distributions in excess of LQ Corporation's current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder's LQ Corporation shares, but rather will reduce the adjusted basis of such LQ Corporation shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder's LQ Corporation shares they will be included in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less).

        Dispositions of Shares.    If you are a U.S. stockholder and you sell or dispose of your Shares, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the such Shares for tax purposes. This gain or loss will be capital if you have held the Shares as a capital asset. This gain or loss will generally be long-term capital gain or loss if you have held the Shares for more than one year. Long-term capital gains of a non-corporate U.S. stockholder will generally be subject to a maximum tax rate of 15%. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of the Shares that you have held for six months or less, the loss you recognize on the Class B common stock will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

  Federal Taxation of Tax-Exempt Holders of Shares

        Amounts distributed as dividends by a REIT or a corporation subject to U.S. federal income tax generally do not constitute unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Accordingly, distributions by LQ Properties and/or LQ Corporation will not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "tax-exempt stockholder") provided the tax-exempt stockholder has not held its Shares as "debt financed property" within the meaning section 514 of the Internal Revenue Code and the Shares are not otherwise used in an unrelated trade or business of the tax-exempt stockholder. Similarly, income from the sale of Shares will not, subject to certain exceptions described below, constitute UBTI unless the tax-exempt stockholder has held such Shares as a dealer (under section 512(b)(5)(B) of the Internal Revenue Code) or as "debt-financed property."

        For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in the REIT will constitute UBTI unless the organization is able to deduct properly amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the REIT. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will (subject to a de minimis exception and assuming the REIT incurs income that would be UBTI if the REIT were a tax-exempt entity) be treated as UBTI as to any tax-exempt stockholder that (i) is described in section 401(a) of the Internal Revenue Code, (ii) is tax-exempt under section 501(a) of the Internal Revenue Code, and (iii) holds more than 10% (by value) of the interests in the REIT. LQ Properties does not expect to be a "pension-held REIT" within the meaning of the Internal Revenue Code.

  Information Reporting Requirements and Backup Withholding

        We report to our domestic holders of securities and the IRS the amount of dividends and interest paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at a maximum rate of up to 28% with respect to dividends and interest paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A holder of Shares who does not provide La Quinta with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the holder's income tax liability. In addition, LQ Properties may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

        Special Tax Considerations of Non-U.S. Stockholders and Potential Tax Consequences of Their Investment in the Shares

        The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and we have not attempted to provide more than a summary of those rules in this prospectus. If you are a prospective non-U.S. stockholder, you should consult with your own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment by you in the Shares, including any reporting requirements.

        Distributions by LQ Properties Not Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest.    Distributions to non-U.S. stockholders that are not attributable to gain from sales or exchanges by LQ Properties of U.S. real property interests and are not designated by LQ Properties as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of LQ Properties' current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common stock of LQ Properties is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. In the case of a non-U.S. stockholder that is a non-U.S. corporation, the holder may also be subject to the 30% branch profits tax. Distributions in excess of LQ Properties' current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's common stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. stockholder's shares of common stock of LQ Properties, such distributions will give rise to tax liability if the non-U.S. stockholder otherwise would be subject to tax on any gain from the sale or disposition of his or her common stock.

        Distributions by LQ Properties Attributable to Gain from the Sale or Exchange of a U.S. Real Property Interest.    For any year in which LQ Properties qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by LQ Properties of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or Real Property Tax Act. Under the Real Property Tax Act, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Real Property Tax Act also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate stockholder not entitled to treaty relief or exemption.

        Withholding Obligations from Distributions by LQ Properties to Foreign Stockholders.    Although tax treaties may reduce LQ Properties' withholding obligations, LQ Properties generally will be required to withhold from distributions to non-U.S. stockholders, and remit to the IRS, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if LQ Properties designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. If the amount of tax withheld by LQ Properties with respect to a distribution to a non-U.S. stockholder exceeds the stockholder's U.S. tax liability with respect to such distribution, the non-U.S. Stockholder may file for a refund of such excess from the IRS.

        Sales of Class B Common Stock by a Non-U.S. Stockholder.    Gain recognized by a non-U.S. stockholder upon a sale of his or her Class B common stock generally will not be taxed under the Real Property Tax Act if LQ Properties is a domestically controlled REIT. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. It is currently anticipated that LQ Properties will be a domestically controlled REIT and, therefore, sales of common stock will not be subject to taxation under the Real Property Tax Act. However, because LQ Properties' common stock is traded publicly, LQ Properties may not continue to be a domestically controlled REIT. Furthermore, gain not subject to the Real Property Tax Act will be taxable to a non-U.S. stockholder if (a) investment in the common stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of common stock were to be subject to taxation under the Real Property Tax Act, the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain. The non-U.S. stockholder may, however, be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of Non-U.S. corporations. In addition, a purchaser of common stock subject to taxation under the Real Property Tax Act would generally be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition by a non-U.S. stockholder. Any amount withheld would be creditable against the non-U.S. stockholder's Foreign Investment in Real Property Tax Act tax liability. See "—Withholding Obligations from Distributions to Foreign Stockholders" above for a discussion of the withholding regulations.

        Distributions by LQ Corporation.    Distributions from LQ Corporation's current and accumulated earnings and profits will be taken into account by non-U.S. stockholders as dividends. Dividends paid to a non-U.S. stockholder with respect to common stock of LQ Corporation generally will be subject to U.S. withholding at a 30% rate, subject to reduction or exemption under an applicable treaty, unless such non-U.S. stockholder is engaged in trade or business in the United States and such dividends are effectively connected with the conduct of such trade or business. In order to obtain a reduced rate of withholding, a non-U.S. stockholder generally will be required to provide a properly executed Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. Distributions in excess of LQ Corporation's current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder's LQ Corporation shares, but rather will reduce the adjusted basis of such LQ Corporation shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder's LQ Corporation shares they will be treated as gain from the sale or exchange of such LQ Corporation shares.

        Sale or Exchange of LQ Corporation Common Stock.    A non-U.S. stockholder will generally not be subject to U.S. federal income and withholding tax on gain realized on a sale or disposition of the common stock of LQ Corporation, unless:

  •
  Such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met,

  •
  The holder is subject to special rules applicable to certain former citizens or former residents of the United States,

  •
  The holder is engaged in a trade or business in the United States and such gain is effectively connected with the conduct of such trade or business, or

  •
  The Foreign Investment in Real Property Tax Act of 1980 rules treat the gain as effectively connected with a U.S. trade or business.

        Information Reporting and Backup Withholding with Respect to LQ Corporation Common Stock.    Information returns will be filed with the Internal Revenue Service and provided to each non-U.S. stockholder with respect to any payments on the common stock of LQ Corporation that are subject to withholding or that are exempt from U.S. withholding tax pursuant to a tax treaty or other reason. Dividends paid to a non-U.S. stockholder with respect to LQ Corporation common stock generally will be exempt from backup withholding if the non-U.S. stockholder provides a properly executed Internal Revenue Service Form W-8BEN or otherwise establishes an exemption from withholding.

        The payment of proceeds from the disposition of common stock of LQ Corporation to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock of LQ Corporation to or through a foreign office of a foreign broker will generally not be subject to information reporting or backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. stockholder with respect to shares of LQ Corporation common stock will be refunded or credited against the non-U.S. stockholder's U.S. federal income tax liability, if any, if the non-U.S. stockholder provides, on a timely basis, the required information to the Internal Revenue Service.

  Other Tax Consequences

        The La Quinta Companies and their stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which they transact business or reside. The state, local or foreign tax treatment of LQ Properties, LQ Corporation and the holders of shares of stock of LQ Properties and LQ Corporation may not conform to the U.S. federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state, local and foreign tax laws on the purchase, ownership and sale of securities of LQ Properties and/or LQ Corporation.

THE SELLING STOCKHOLDERS

        The following table sets forth the number of Shares beneficially owned by the selling stockholders as of June 30, 2004, the number of Shares covered by this Prospectus and the total number of Shares that the selling stockholders will beneficially own upon completion of this offering. The Shares offered by this prospectus will be offered from time to time by the selling stockholders named below. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of June 30, 2004 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional Shares from time to time after the date of this prospectus.

SELLING STOCKHOLDERS	SHARES BENEFICIALLY OWNED AS OF JUNE 30, 2004		SHARES OFFERED HEREBY	SHARES TO BE BENEFICIALLY OWNED AFTER OFFERING(1)		PERCENTAGE OF SHARES TO BE OWNED AFTER OFFERING(2)
Sid R. Bass, Inc.	2,442,067	(3)	2,024,211	417,856		*
Lee M. Bass, Inc.	2,442,067	(4)	2,024,211	417,856		*
The Airlie Group, L.P.	269,633	(5)	269,633	0		*
William P. Hallman, Jr.	3,354,345	(6)	2,729,943	624,402		*
Annie R. Bass Grandson's Trust for Lee M. Bass	527,188	(7)	445,962	81,226		*
Annie R. Bass Grandson's Trust for Sid R. Bass	527,188	(7)	445,962	81,226		*
Peter Sterling	337,600		187,600	150,000		*
Clive D. Bode	2,959,547	(8)	2,555,402	404,145	(8)	*
Sterling 1990 Trust	106,999	(9)	0	106,999		*
Lee C. Hallman Trust	67,334	(10)	37,334	30,000		*
Mary S. Hallman Trust.	67,334	(10)	37,334	30,000		*
William P. Hallman III Trust	67,334	(10)	37,334	30,000		*

TOTAL	13,168,636		10,794,926	2,373,710		1.33%

*
Less than 1%.

(1)
Assumes that all Shares offered by this prospectus will be sold by the selling stockholders.

(2)
The total number of Shares outstanding as of June 30, 2004 was used to calculate such percentage. At that date, the total number of Shares outstanding was 178,478,672.

(3)
Mr. Sid R. Bass, solely in his capacity as Chief Executive Officer of Sid R. Bass, Inc., may also be deemed a beneficial owner of such Shares.

(4)
Mr. Lee M. Bass, solely in his capacity as Chief Executive Officer of Lee M. Bass, Inc., may also be deemed a beneficial owner of such Shares.

(5)
Mr. Dort A. Cameron, III, solely in his capacity as one of two general partners of EBD L.P., which is the sole general partner of The Airlie Group, L.P., may also be deemed a beneficial owner of such Shares. Mr. William P. Hallman, Jr., solely in his capacity as President and sole stockholder of TMT-FW, Inc., which is one of two general partners of EBD L.P., which is the sole general partner of The Airlie Group, L.P., may also be deemed a beneficial owner of such Shares.

(6)
This amount does not include (a) 527,188 Shares held by Annie R. Bass Grandson's Trust for Sid R. Bass of which Mr. Hallman is the Trustee, (b) 527,188 Shares held by Annie R. Bass Grandson's Trust for Lee M. Bass of which Mr. Hallman is the Trustee, (c) 106,999 Shares held by the Sterling 1990 Trust of which Mr. Hallman is a Trustee, and (d) 269,633 Shares held by The Airlie Group, L.P., which is indirectly controlled by TMT-FW, Inc., of which Mr. Hallman is the President and sole stockholder.

(7)
Mr. Hallman, solely in his capacity as Trustee of each Trust, may also be deemed a beneficial owner of such Shares.

(8)
Mr. Bode is currently the chairman of the board of directors of LQ Corporation and LQ Properties. Includes 60,000 currently exercisable options.

(9)
Mr. Hallman, solely in his capacity as Trustee of the Sterling 1990 Trust, may also be deemed a beneficial owner of such Shares.

(10)
Mr. W.R. Cotham, solely in his capacity as Trustee of each Trust, may also be deemed a beneficial owner of such Shares.

PLAN OF DISTRIBUTION

        This prospectus relates to the possible offer and sale from time to time of up to an aggregate of 10,794,926 Shares by the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest. The registration of the sale of the Shares does not necessarily mean that any of the Shares will be offered or sold by the selling stockholders.

        The selling stockholders may resell or redistribute the Shares listed elsewhere in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the Shares are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive securities from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to "selling stockholders" in this prospectus. Selling stockholders may sell the Shares by one or more of the following methods, without limitation:

  •
  block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

  •
  an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the Shares are listed;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  an offering at other than a fixed price on or through the facilities of any stock exchange on which the Shares are listed or to or through a market maker other than on that stock exchange;

  •
  privately negotiated transactions, directly or through agents;

  •
  short sales;

  •
  through the writing of options on the Shares, whether or not the options are listed on an options exchange;

  •
  through the distribution of the Shares by any selling stockholder to its partners, members or stockholders;

  •
  one or more underwritten offerings;

  •
  agreements between a broker or dealer and one or more of the selling stockholders to sell a specified number of the Shares at a stipulated price per share; and

  •
  any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

        The selling stockholders may also transfer the Shares by gift. We do not know of any current arrangements by the selling stockholders for the sale or distribution of any of the Shares.

        The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the Shares at a stipulated price per security. If the broker-dealer is unable to sell Shares acting as agent for a selling stockholder, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, regardless of whether the Shares are covered by this prospectus.

        From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them. The pledgees, secured parties or persons to whom the Shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's Shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's Shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales.

        The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions.

        A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the Shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the Shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those Shares. A selling stockholder may also loan or pledge the Shares offered hereby to a broker-dealer and the broker-dealer may sell the Shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged Shares offered hereby.

        The selling stockholders and other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular Shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

        We have agreed to pay all expenses in connection with this offering, with the exception of underwriting or brokerage commissions and fees, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders.

        We will not receive any proceeds from sales of any Shares by the selling stockholders.

        We cannot assure you that the selling stockholders will sell all or any portion of the Shares offered hereby.

        We will supply the selling stockholders and any stock exchange upon which the Shares are listed with reasonable quantities of copies of this prospectus.

LEGAL MATTERS

        Certain legal matters, including the validity of the Shares offered through this prospectus and the qualification of LQ Properties as a "real estate investment trust" under the Internal Revenue Code will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of La Quinta Corporation and subsidiaries and La Quinta Properties, Inc. and subsidiaries as of December 31, 2003 and for the year then ended incorporated in this prospectus and Registration Statement by reference to the Joint Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of La Quinta Corporation and subsidiaries and La Quinta Properties, Inc. and subsidiaries as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 incorporated in this prospectus and Registration Statement by reference to the Joint Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        You should only rely on the information contained in this prospectus, any prospectus supplement or any document incorporated by reference. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

10,794,926 Shares

LA QUINTA CORPORATION
AND
LA QUINTA PROPERTIES, INC.

PROSPECTUS

                        , 2004

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The expenses in connection with the issuance and distribution of the Shares being registered hereby will be borne by us and are set forth in the following table (all amounts except the registration fee are estimated):

SEC registration fee	$11,133.22
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$50,000.00
Printing fees and expenses	$4,000.00
Miscellaneous	$3,000.00

Total	$93,133.22

Item 15. Indemnification of Directors and Officers.

        Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

        Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Article Twelfth of each of the LQC Charter and the LQP Charter provide that a director of ours shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL as it exists or may hereafter be amended.

        Article VII of the LQ Corporation bylaws and Article VIII of the LQ Properties bylaws provide in effect that, subject to certain limited exceptions, we shall indemnify our directors and officers to the extent authorized or permitted by the DGCL. Our directors and officers are insured under policies of insurance maintained by us, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, we have entered into contracts with our directors and certain of our officers providing for indemnification of such persons by us to the full extent authorized or permitted by law, subject to certain limited exceptions. We also maintain a directors' and officers' liability insurance policy.

Item 16. Exhibits.

Exhibit No.	Description

3.1
Amended and Restated Certificate of Incorporation of La Quinta Corporation filed with the Secretary of State of Delaware on January 2, 2002 (Incorporated by reference to Exhibit 3.1 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.2	Amended and Restated Certificate of Incorporation of La Quinta Properties, Inc. filed with the Secretary of State of Delaware on January 2, 2002 (Incorporated by reference to Exhibit 3.2 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.3	By-laws of La Quinta Corporation, as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.6 to the joint registration statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.4	Amendment, dated February 21, 2003, to the By-laws of La Quinta Corporation, as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.4 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
3.5	By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.5 to the joint registration statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.6	Amendment dated February 21, 2003, to the By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.6 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
*5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
*8.1	Opinion of Goodwin Procter LLP as to certain tax matters.
*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included in the signature pages of this joint registration statement).

*Filed herewith

Item 17. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

LA QUINTA CORPORATION SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this joint registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 21st day of July, 2004.

LA QUINTA CORPORATION
By:	/s/ FRANCIS W. CASH Francis W. Cash President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ DAVID L. REA David L. Rea Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Francis W. Cash and David L. Rea, and each of them singly, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate and/or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ FRANCIS W. CASH Francis W. Cash	President, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2004
/s/ DAVID L. REA David L. Rea	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 21, 2004
/s/ CLIVE D. BODE Clive D. Bode	Chairman of the Board	July 21, 2004
/s/ WILLIAM C. BAKER William C. Baker	Director	July 21, 2004

/s/ WILLIAM G. BYRNES William G. Byrnes	Director	July 21, 2004
/s/ JAMES P. CONN James P. Conn	Director	July 21, 2004
/s/ JOHN C. CUSHMAN John C. Cushman, III	Director	July 21, 2004
/s/ TERRELL B. JONES Terrell B. Jones	Director	July 21, 2004

LA QUINTA PROPERTIES, INC. SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this joint registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 21st day of July, 2004.

LA QUINTA PROPERTIES, INC.
By:	/s/ FRANCIS W. CASH Francis W. Cash President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ DAVID L. REA David L. Rea Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Francis W. Cash and David L. Rea, and each of them singly, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate and/or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ FRANCIS W. CASH Francis W. Cash	President, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2004
/s/ DAVID L. REA David L. Rea	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 21, 2004
/s/ CLIVE D. BODE Clive D. Bode	Chairman of the Board	July 21, 2004

/s/ WILLIAM C. BAKER William C. Baker	Director	July 21, 2004
/s/ WILLIAM G. BYRNES William G. Byrnes	Director	July 21, 2004
/s/ JAMES P. CONN James P. Conn	Director	July 21, 2004
/s/ JOHN C. CUSHMAN John C. Cushman, III	Director	July 21, 2004
/s/ TERRELL B. JONES Terrell B. Jones	Director	July 21, 2004

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of La Quinta Corporation filed with the Secretary of State of Delaware on January 2, 2002 (Incorporated by reference to Exhibit 3.1 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.2	Amended and Restated Certificate of Incorporation of La Quinta Properties, Inc. filed with the Secretary of State of Delaware on January 2, 2002 (Incorporated by reference to Exhibit 3.2 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 18, 2002, Nos. 001-08131 and 001-08132).
3.3	By-laws of La Quinta Corporation, as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.6 to the joint registration statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.4	Amendment, dated February 21, 2003, to the By-laws of La Quinta Corporation, as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.4 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
3.5	By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.5 to the joint registration statement on Form S-4/A of Meditrust Corporation and Meditrust Operating Company, filed on March 27, 1998, Nos. 333-47737 and 333-47737-01).
3.6	Amendment dated February 21, 2003, to the By-laws of La Quinta Properties, Inc., as Amended and Restated on February 27, 1998 (Incorporated by reference to Exhibit 3.6 to the joint annual report on Form 10-K of La Quinta Corporation and La Quinta Properties, Inc. filed on March 15, 2004, Nos. 001-08131 and 001-08132).
*5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
*8.1	Opinion of Goodwin Procter LLP as to certain tax matters.
*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included in the signature pages of this joint registration statement).

*Filed herewith

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
ABOUT THE LA QUINTA COMPANIES
DESCRIPTION OF SHARES
USE OF PROCEEDS
MARKET FOR SHARES
FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT
THE SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
LA QUINTA CORPORATION SIGNATURES
POWER OF ATTORNEY
LA QUINTA PROPERTIES, INC. SIGNATURES
POWER OF ATTORNEY